UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

UPWORK INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 20, 2020
To Our Stockholders:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Upwork Inc. The meeting will be held exclusively online via live webcast on Monday, June 1, 2020 at 8:00 a.m. Pacific Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/UPWK2020, where you will be able to listen to the meeting live, submit questions, and vote online. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and provides a safer forum in light of the ongoing COVID-19 coronavirus pandemic, and therefore we have chosen this over an in-person meeting. This approach also lowers costs, enables participation from our global community, and aligns with our broader sustainability goals.
The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. The Annual Meeting materials include the notice, proxy statement, and annual report to stockholders, each of which has been furnished to you over the internet or, if you have requested a paper copy of the materials, by mail.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by internet, telephone, or, if you received a paper copy of the meeting materials by mail, by completing and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the virtual Annual Meeting regardless of whether or not you attend the meeting. Returning the proxy does not affect your right to attend and to vote your shares at the virtual Annual Meeting.
Sincerely,

Hayden Brown
President and Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MONDAY, JUNE 1, 2020: THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

UPWORK INC.
2625 Augustine Drive, Suite 601
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Monday, June 1, 2020 at 8:00 a.m. Pacific Time

Place:	The meeting can be accessed by visiting www.virtualshareholdermeeting.com/UPWK2020, where you will be able to listen to the meeting live, submit questions, and vote online.

Items of Business:	1.
Elect the two Class II directors named in the accompanying proxy statement, each to serve a three-year term expiring at the 2023 annual meeting of stockholders and until such director’s successor is elected and qualified.

	2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.

	3.	Approve, on a non-binding advisory basis, the compensation paid by us to our Named Executive Officers as disclosed in this proxy statement.

	4.	Select, on a non-binding advisory basis, whether future advisory votes on the compensation paid by us to our Named Executive Officers should be held every one, two, or three years.

	5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date:	Only stockholders of record at the close of business on April 7, 2020 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Voting:
Each share of common stock that you own represents one vote. For questions regarding your stock ownership, you may contact us through our website at https://investors.upwork.com or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., through its website at www-us.computershare.com or by phone at (800) 736-3001.

This notice of the Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about April 20, 2020.

Whether or not you plan to attend the virtual Annual Meeting, we encourage you to vote and submit your proxy through the internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.

By Order of the Board of Directors,

Brian Levey
Secretary Santa Clara, California April 20, 2020

UPWORK INC.

PROXY STATEMENT FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

UPWORK INC.

2625 Augustine Drive, Suite 601
Santa Clara, California 95054

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited by our board of directors on behalf of Upwork Inc. for use at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at www.virtualshareholdermeeting.com/UPWK2020 on Monday, June 1, 2020 at 8:00 a.m. Pacific Time, and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting (this “Proxy Statement”), and the accompanying form of proxy were first distributed and made available on the internet to stockholders on or about April 20, 2020. This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and is designed to assist you in voting your shares. In this Proxy Statement, we refer to Upwork Inc. as “Upwork,” “we” or “us.”
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with SEC rules, we are using the internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report to stockholders, and voting via the internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this means of delivery makes the proxy distribution process more efficient, less costly, and helps in conserving natural resources.
GENERAL INFORMATION ABOUT THE MEETING
Record Date; Quorum
Only holders of record of our common stock at the close of business on April 7, 2020 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 115,016,104 shares of our common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters. A list of stockholders entitled to vote at the Annual Meeting will also be available for examination on the internet through the virtual web conference during the Annual Meeting.
The holders of a majority of the voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote at the Annual Meeting or if you have properly submitted a proxy.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, as of the close of business on the Record Date, each share of common stock represents one vote. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, through the internet, or, if you request or receive paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a broker, bank, trustee, or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Each director will be elected by a plurality of the votes cast, which means that the two nominees receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or vote “FOR ALL EXCEPT” one or more of the nominees you specify. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Approval, on a non-binding advisory basis, of the compensation paid by us to our Named Executive Officers (as defined herein) as disclosed in this Proxy Statement will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. The non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers will provide stockholders with the opportunity to choose among four options with respect to this proposal. You may vote for holding the non-binding advisory vote to approve the compensation of our Named Executive Officers every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS,” or vote for “ABSTAIN.” The frequency receiving the greatest number of votes cast by stockholders will be deemed to be the preferred frequency of our stockholders. Abstentions (shares present at the Annual Meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 is considered a routine matter. The proposal for the election of directors and any other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Recommendations of Our Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting
Our board of directors recommends that you vote “FOR ALL NOMINEES” in the election of the Class II directors named in this Proxy Statement (“Proposal No. 1”), “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 (“Proposal No. 2”), “FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement (“Proposal No. 3”), and to hold future non-binding advisory votes on the compensation of our Named Executive Officers every “ONE YEAR” (“Proposal No. 4”). None of our directors or Named Executive Officers has any substantial interest in any matter to be acted upon, other than Proposal No. 3 and, with respect to Leela Srinivasan and Gary Steele, Proposal No. 1.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:
●
vote via the virtual meeting website—any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/UPWK2020, where stockholders may vote and submit questions during the meeting. The meeting starts at 8:00 a.m. Pacific Time. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the internet are posted at www.proxyvote.com;

●	vote by telephone or through the internet—in order to do so, please follow the instructions shown on the Notice of Internet Availability of Proxy Materials or your proxy card; or

●
vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Your signed and dated proxy card must be received prior to the Annual Meeting in order to be voted.

Votes submitted by telephone or through the internet must be received by 11:59 p.m. Eastern Time on May 31, 2020. Submitting your proxy, whether by telephone, through the internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone, through the internet, or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign, and return each proxy card you received to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
We have retained D.F. King & Co., Inc. to assist us with the solicitation of proxies, for which we will pay an aggregate fee of $15,000, plus reasonable and documented costs and expenses. We will pay the expenses of soliciting proxies, including preparation, assembly, printing, and mailing of this Proxy Statement, the proxy and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means, or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees, and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the internet, you are responsible for any internet access charges you may incur.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
●	delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;
●	signing and delivering a proxy bearing a later date;
●	voting again by telephone or through the internet; or
●	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

Participating in the Annual Meeting
To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/UPWK2020 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/UPWK2020, type your question into the “Ask a Question” field, and click “Submit.” If your question is properly submitted during the relevant portion of the meeting agenda, we will respond to your question during the live webcast. A webcast replay of the Annual Meeting, including the Q&A session, will also be archived on the “Investor Relations” section of our website, which is located at https://investors.upwork.com.
If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/UPWK2020. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS;
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate and Compensation Governance Highlights
Board diversity	We strive to maintain a diverse board of directors and ensure diversity is a factor taken into account when identifying potential new directors.
Independence	Seven of our eight directors are “independent” as defined by Nasdaq and the SEC, and we have an independent director serving as our chairperson.
Proxy access	Our bylaws provide a method for stockholders to place their nominees for director on our proxy ballot.
Stock ownership guidelines	Our Executive and Board Stock Ownership Guidelines (the “Stock Ownership Guidelines”) establish the level of stock ownership and holding requirements expected of our directors and executive officers.
Annual board evaluation	Our board of directors and the committees of our board of directors conduct self-evaluations at least annually to assess performance.
Annual compensation evaluation	With the help of an independent compensation consultant, our compensation committee conducts annual reviews of the compensation of all our executive officers.
Corporate responsibility	Our nominating and governance committee is responsible for reviewing and assessing our performance and procedures relating to corporate responsibility and sustainability.
ESG task force
Our environmental, social, and governance (“ESG”) task force, comprised of personnel from various departments, is responsible for developing and implementing environmental, social and governance programs and updating our nominating and governance committee on progress and strategy.

Compensation risk
Our compensation committee, on at least an annual basis, evaluates our compensation programs to ensure that they do not encourage our employees, including our executive officers, to take inappropriate or excessive risk.

Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure, and functions, and other policies for the governance of our company. Our Corporate Governance Guidelines are available on the “Investor Relations” section of our website, which is located at https://investors.upwork.com, by clicking “Documents and Charters” in the “Governance” section of our website. Our nominating and governance committee reviews the Corporate Governance Guidelines annually, and changes are recommended to our board of directors as warranted.

Board Leadership Structure
Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairperson in any way that it considers in the best interests of our company, and that the nominating and governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors with respect thereto as appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.” In cases in which the chairperson and chief executive officer are the same person and a lead independent director has been designated, the chairperson schedules and sets the agenda for meetings of our board of directors in consultation with the lead independent director, and the chairperson, or if the chairperson is not present, the lead independent director, chairs such meetings. The responsibilities of the lead independent director include: calling meetings of the independent directors; presiding at executive sessions of independent directors; serving as a liaison between the chairperson and the independent directors; disseminating information to our board of directors; being available under appropriate circumstances for communication with stockholders; and performing such other functions and responsibilities as requested by our board of directors from time to time.
Currently, our board of directors believes that it should maintain flexibility to select the chairperson of our board of directors and adjust our board leadership structure from time to time. Mr. Thomas Layton is the chairperson of our board of directors. Mr. Layton has served as a member of our board of directors and chairperson since our inception. Our board of directors believes that Mr. Layton’s historical knowledge, operational expertise, and extensive leadership experience serving as the chairperson of our board of directors since our inception make him well qualified to serve as chairperson of our board of directors. Mr. Layton is an independent director and, accordingly, our board of directors has not designated a lead independent director.
Our Board of Directors’ Role in Risk Oversight
Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to our board of directors and to our personnel that are responsible for risk assessment and information about the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, investment, liquidity, and tax), legal, regulatory, cybersecurity, privacy, compliance, and reputational risks. Our board of directors reviews strategic and operational risk in the context of discussions, question and answer sessions, and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting, and evaluates the risks inherent in significant transactions. Our audit, risk, and compliance committee (our “audit committee”) assists our board of directors in fulfilling its oversight responsibilities with respect to risk management.
Each committee of our board of directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. Our audit committee reviews our major financial and other risk exposures, our internal control over financial reporting, our disclosure controls and procedures, and our legal and regulatory compliance, and, among other things, discusses with management and our independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews matters relating to cybersecurity and data privacy and security and reports to our board of directors regarding such matters. Our compensation committee evaluates our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures. Our nominating and governance committee assesses risks relating to our corporate governance practices, reviews the independence of our board of directors, and reviews and discusses the narrative disclosure regarding our board of directors’ leadership structure and role in risk oversight. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Independence of Directors
The listing rules of The Nasdaq Stock Market LLC (“Nasdaq”) generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent.
In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors conducts an annual review of the independence of our directors. In its most recent review, our board of directors determined that Thomas Layton, Gregory C. Gretsch, Kevin Harvey, Daniel Marriott, Elizabeth Nelson, Leela Srinivasan, and Gary Steele, representing seven of our eight directors, are “independent directors” as defined under the applicable listing standards of Nasdaq and the applicable rules and regulations promulgated by the SEC. Our board of directors has also determined that all members of our audit committee, compensation committee, and nominating and governance committee are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and governance committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by our board of directors. Copies of the charters for each committee are available on the “Investor Relations” section of our website, which is located at https://investors.upwork.com, by clicking on “Documents and Charters” in the “Governance” section of our website.
Audit, Risk, and Compliance Committee
Our audit committee is composed of Ms. Nelson, who is the chairperson of the committee, and Messrs. Gretsch and Marriott. Each member of our audit committee is independent under the current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee is financially literate as required by the current Nasdaq listing standards. In addition, our board of directors has determined that Ms. Nelson is an “audit committee financial expert” as defined in SEC rules and regulations. This designation does not impose any duties, obligations, or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our audit committee is responsible for, among other things:
●	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
●	reviewing the independence of the independent registered public accounting firm;
●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
●	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
●	considering the adequacy of our internal controls, internal audit function, and cybersecurity controls and procedures;
●	reviewing material related-party transactions or those that require disclosure;
●	reviewing legal, financial, technology, and enterprise risk exposures, and the steps management has taken to monitor and control such exposures; and
●	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
Our compensation committee is composed of Mr. Gretsch, who is the chairperson of the committee, Ms. Nelson, and Mr. Steele. The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in SEC rules and regulations. Our compensation committee is responsible for, among other things:
●	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
●	reviewing succession plans for our chief executive officer;

●	reviewing and recommending to our board of directors the compensation of our directors;
●	administering our stock and equity incentive plans; and
●	establishing our overall compensation philosophy.
Nominating and Governance Committee
Our nominating and governance committee is composed of Mr. Layton, who is the chairperson of the committee, and Messrs. Harvey and Marriott and Ms. Srinivasan. The composition of our nominating and governance committee meets the requirements for independence under current Nasdaq listing standards. Our nominating and governance committee is responsible for, among other things:
●	identifying and recommending candidates for membership on our board of directors;
●	recommending directors to serve on board committees;
●	reviewing and recommending to our board of directors any changes to our corporate governance principles;
●	reviewing proposed waivers of the code of conduct for directors and officers;
●	overseeing the process of evaluating the performance of our board of directors;
●	advising our board of directors on corporate governance matters; and
●	developing and overseeing of programs related to corporate responsibility and sustainability, including environmental, social, and corporate governance matters.
Corporate Responsibility and Sustainability
Our mission is to create economic opportunities so people have better lives. We do this by removing friction in the labor market, allowing clients to fill more open jobs, and helping global talent find better opportunities than those available in their local job markets. We believe that operating in a responsible and sustainable way will drive long-term value creation, and we are committed to managing the risks and opportunities that arise from ESG issues.
The key areas of focus of our ESG strategy are the following:
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Creating Opportunity: With users in over 180 countries, we are changing the way work gets done by operating the largest online global marketplace, as measured by GSV, to connect businesses with highly skilled talent without geographical barriers. Our mission – to create economic opportunities so people have better lives – is integral to how we operate; promote our culture, hiring practices, and talent development; build products; and lead our industry.

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Business Ethics, Integrity and Governance: From our board of directors to every team member, the work we do each day is guided by a robust business ethics and integrity program that encourages everyone to always do the right thing. Integrity is embedded in our culture and something we promote from the top down and throughout our business. These values similarly extend to our online platform, where we understand there is a certain level of responsibility that comes with connecting independent professionals to clients and new work opportunities through our global marketplace. Through our trust and safety programs, we have developed tools and instituted policies to promote responsible, safe, and transparent interactions between our independent professionals and clients.

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Our Team: We are committed to creating and supporting an inclusive environment that promotes and encourages diversity, belonging, wellness, and career development. This commitment extends to all aspects of our relationships with our team members, including in the hiring and promotion process, training, benefits, and career development.

We recognize that sound ESG oversight is critical to our ability to implement meaningful long-term ESG strategies. Upwork takes the following approach to managing ESG risks and opportunities:
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Board Oversight: During 2019, the board of directors amended the nominating and governance committee charter to give the nominating and governance committee responsibility for reviewing and assessing with management Upwork’s performance, risks, controls and procedures relating to corporate responsibility and sustainability.

●	Functional Leadership: The legal department champions Upwork’s strategic approach to ESG, and business functions own ESG priorities.
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ESG Task Force: Our cross-functional ESG task force is composed of personnel from various departments and is responsible for developing and implementing ESG programs and disclosures and updating our nominating and governance committee periodically throughout the year on progress and ongoing strategy. In 2019, our ESG task force commenced work on our inaugural Annual Impact Report, which was published in 2020.

For more information regarding Upwork’s corporate responsibility and sustainability programs, see our 2019 Annual Impact Report in the “Investor Relations” section of our website, which is located at https://investors.upwork.com. In the report, which is not part of our proxy solicitation materials, we report in more detail on Upwork’s corporate responsibility and sustainability programs.
Upwork’s Approach to Human Capital Management
Our mission is to create economic opportunities so people have better lives. Not only does our mission drive the creation and continual development of our platform, but it is integral to how we engage our workforce and our approach to creating and fostering an inclusive environment that promotes and encourages diversity, inclusion, belonging, wellness, and career development.
Team and Culture
As a mission-driven company, we are committed to the individuals who impact our business every day. Our team members and our culture are the cornerstone of our work and our successes. Building and sustaining a mission-driven and engaged team and a values-based culture is critical to our success and its ability to generate long-term stockholder value. As such, we focus on creating a diverse, cohesive, rewarding, and inclusive work environment that we believe allows our team members to build meaningful careers and further our mission.
Training and Development
As an organization built on talent and skills development, we understand the value of providing our team members with ongoing professional development and leadership opportunities so that they can advance their careers. Led by our dedicated learning and development team, we offer our team members an array of learning and development opportunities, including a variety of in-person and online training sessions and workshops. Beyond our training and development efforts, we take pride in offering competitive, market-based compensation and benefits. Knowing our employees have a diversity of needs and life priorities, we also provide expanded benefits to those eligible. We also support and encourage our employees to give back to our communities by giving each employee two days a year of “Volunteer Time Off” to dedicate to the causes that matter most to them, as well as opportunities to engage in community volunteer efforts both in person and remotely throughout the year.
Diversity, Inclusion, and Belonging
Our values-based approach to culture puts our people and their experiences first. We view belonging as a feeling, inclusion as a practice, and diversity as an outcome. We foster belonging via our Employee Resource Groups and by equipping managers with the right tools to build and lead amazing, diverse, and inclusive teams. Examples include developing coaching and feedback skills to uncover potential and providing resources on how to run inclusive team meetings.
Additionally, we practice multidimensional compensation and mobility reviews during our bi-annual employee performance evaluation process. This is led by a cross-functional team of human resource and legal leaders to ensure we are fair in our rewards and recognition strategy. To bolster our internal team, in 2019, we hired our first head of diversity, inclusion, and belonging. In 2019 we also initiated an internal transfer review board to ensure equity in internal mobility practices throughout the company as an ongoing priority. Diversity, inclusion, and belonging is a journey, not a destination, and, as such, we will continue to explore ways to cultivate an inclusive culture where every team member belongs.
Team Member Feedback
We engage our workforce in meaningful ways and take timely action in response to their feedback. While our culture and engagement process starts during the new team member onboarding process, one way we sustain our feedback loop is via the Glint™ team member engagement platform. Through the platform, we survey Upwork team members on a quarterly basis to gather feedback. In 2019, our average engagement rate was 82 percent and our average employee satisfaction score was 78, which is nine percentage points above our industry benchmark. We received notably high scores with respect to our mission and purpose in these 2019 surveys, as many team members feel invested in our future and continue to regard Upwork as a workplace they would recommend to others. Team members also consistently recognize our efforts to cultivate an inclusive workplace as a positive theme in these quarterly surveys. Responses to these surveys and other employee feedback guide our team engagement efforts. We believe that ensuring that our people feel valued, supported, and heard helps us attract, retain, and develop the right talent to lead the company and successfully execute our corporate strategy.

Board of Directors Oversight
Our board of directors recognizes the critical importance of our team, and the necessity to ensure a diverse, inclusive and creative work environment, centered around a values-based culture. Our board of directors, led by our compensation committee, meets regularly with management to discuss issues impacting our team members, and to focus on ways to support our workforce. Our focus on culture comes from our board of directors and flows throughout our company. In evaluating our CEO and management team, significant emphasis is put on their contributions to our overall culture.
Management Succession Planning
Our board of directors recognizes that one of its most important duties is its oversight of succession planning for the CEO. Our board of directors has delegated primary oversight responsibility for succession planning for the CEO to the compensation committee and the chairperson of our board of directors. Our CEO is responsible for identifying, evaluating and selecting potential successors for the CEO’s direct reports.
Following a thorough succession planning process, led by the chairperson of our board of directors, in the fourth quarter of 2019, our board of directors appointed Hayden Brown from within the organization to be our President and Chief Executive Officer. Our board of directors is confident that Ms. Brown is well-qualified to continue to drive our corporate strategy, while at the same time supporting and enhancing our corporate culture. Since that time, our board of directors has also overseen the appointments of several direct reports of the CEO who were elevated from other roles within Upwork. We believe the promotion of these executives from within the organization is a testament to our strong bench of talent and succession planning. Our board of directors’ succession planning does not end with its appointment of Ms. Brown as our new CEO, and our board of directors continues to regularly evaluate its succession planning to ensure that the company is well-positioned to continue to execute on our corporate strategy.
Oversight of Corporate Strategy
Our board of directors actively oversees management’s establishment and execution of corporate strategy, including major business and organizational initiatives, annual budget and long-term strategic plans, capital allocation priorities, potential corporate development opportunities, and risk management. At its regularly scheduled meetings and throughout the year, our board of directors receives information and formal updates from our management and actively engages with the senior leadership team with respect to our corporate strategy. Our board of directors’ diverse skill set and experience enhances our board of directors’ ability to support management in the execution and evaluation of our corporate strategy. The independent members of our board of directors also hold regularly scheduled executive sessions at which strategy is discussed.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during 2019 were Ms. Nelson, Mr. Gretsch, and Mr. Steele. None of the members of our compensation committee in 2019 was at any time an officer or employee of ours or any of our subsidiaries, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During 2019, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During 2019, our board of directors met eight times and also acted by unanimous written consent. During 2019, each member of our board of directors attended at least 75% of the aggregate of all meetings of our board of directors and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served. The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. During 2019, our audit committee met eight times, our compensation committee met five times, and our nominating and governance committee met two times.

Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. All members of our board of directors attended our 2019 annual meeting of stockholders in their capacity as directors of our company.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors, or a specific member of our board of directors (including our chairperson) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Sales materials, abusive, threatening or otherwise inappropriate materials, and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.
The address for these communications is:
Upwork Inc.
c/o Corporate Secretary
2625 Augustine Drive, Suite 601
Santa Clara, CA 95054
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all the members of our board of directors, officers, and employees. Our Code of Business Conduct and Ethics is posted on the “Investor Relations” section of our website, which is located at https://investors.upwork.com under “Documents and Charters” in the “Governance” section of our website. We intend to satisfy the disclosure requirement under applicable SEC and Nasdaq disclosure requirements regarding amendments to, or waivers of, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the address and location specified above.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of our nominating and governance committee in accordance with the committee’s charter, our restated certificate of incorporation and amended and restated bylaws, our Corporate Governance Guidelines, and the criteria approved by our board of directors regarding director candidate qualifications. In identifying and recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders, and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate, and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Stockholders wishing to recommend candidates for consideration by our nominating and governance committee should submit their recommendations to the attention of the Corporate Secretary at the address of our principal executive offices. Information regarding the process for submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to be Presented at the Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced, and highly qualified board of directors, our nominating and governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise, and characteristics of members of our board of directors, including any specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Because the identification, evaluation, and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities, or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our restated certificate of incorporation, our amended and restated bylaws, our Corporate Governance Guidelines, and the charters of the committees of our board of directors. In addition, neither our board of directors nor our nominating and governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry, and ability to devote adequate time and effort to responsibilities of our board of directors in the context of its existing composition. Through the nomination process, our nominating and governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds, and other characteristics that are expected to contribute to our board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes, and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.
Board Evaluations
We conduct an annual self-evaluation process for our board of directors and its committees. As part of this process, each member of our board of directors individually meets with outside counsel to discuss their assessment of the performance of the board of directors and its committees, their own performance, and the performance of fellow members of the board of directors. The chairperson of our board of directors shares feedback received with individual members of the board of directors, with the nominating and governance committee, and with the full board of directors. Our board of directors then reviews and discusses the feedback.
Our board evaluation process is used:
●
by our board of directors and nominating and governance committee to assess the current composition of our board of directors and its committees and make recommendations for the qualifications, expertise, and characteristics we should seek in identifying potential new directors;

●
by our board of directors and nominating and governance committee to identify the strengths and areas of opportunity of each member of our board of directors and to provide insight into how each member of our board of directors can be most valuable;

●	to improve agenda topics of the board of directors and its committees so that information they receive enables them to effectively address the issues they consider most critical; and
●	by our nominating and governance committee as part of its annual review of each director’s performance when considering whether to nominate the director for re-election to the board of directors.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors currently consists of eight directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class II will stand for election at the Annual Meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders held in 2021 and 2022, respectively. At the recommendation of our nominating and governance committee, our board of directors proposes that each of the Class II nominees named below, each of whom is currently serving as a director in Class II, be elected as a Class II director for a three-year term expiring at the 2023 annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal.
Shares represented by proxies will be voted “FOR” the election of each of the nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than two directors. Stockholders may not cumulate votes for the election of directors.
Nominees to Our Board of Directors
The nominees and their ages, occupations, and length of service on our board of directors as of March 31, 2020, are provided in the table below and in the additional biographical descriptions set forth in the text below the table.
Name of Director/Nominee	Age	Position	Director Since
Leela Srinivasan(1)	46	Director	July 2019
Gary Steele(2)	57	Director	August 2018

(1)	Member of the nominating and governance committee
(2)	Member of the compensation committee

Leela Srinivasan has served as a member of our board of directors since July 2019. Ms. Srinivasan has served as Chief Marketing Officer of SVMK Inc., an online survey company also known as SurveyMonkey, since April 2018. Previously, she served as Chief Marketing Officer at Lever, Inc., a recruiting software company, from September 2015 to March 2018. Prior to that, Ms. Srinivasan served as VP of Marketing at OpenTable, Inc., an online restaurant booking company, from June 2014 to September 2015. Prior to OpenTable, Ms. Srinivasan served in marketing positions at LinkedIn Corporation from January 2010 to May 2014. Ms. Srinivasan also spent three years in management consulting at Bain & Company in San Francisco and London, and five years in sales at Business Wire, a Berkshire Hathaway company. Ms. Srinivasan holds an M.A. in history and English literature from the University of Edinburgh and earned an M.B.A. from the Tuck School of Business at Dartmouth where she serves on the M.B.A. Advisory Council. We believe that Ms. Srinivasan should serve as a member of our board of directors based on her extensive leadership, executive, and business-to-business marketing experience gained across multiple organizations including SurveyMonkey, a publicly traded company. Ms. Srinivasan’s experience spans multiple relevant aspects of marketing including field marketing, online/digital marketing, corporate communications, global customer programs, advertising, campaigns, events, and corporate and employer branding.

Leela Srinivasan

Gary Steele has served as a member of our board of directors since August 2018. Mr. Steele has served as the Chief Executive Officer and as a member of the board of directors of Proofpoint, Inc., an enterprise security company, since 2002. Mr. Steele also currently serves on the board of directors of Vonage Holdings Corp., as well as on the board of directors of two privately held companies. Prior to joining Proofpoint, Mr. Steele served from June 1997 to July 2002 as the Chief Executive Officer of Portera Systems Inc., a software company. Before Portera, Mr. Steele served as the vice president and general manager of the Middleware and Data Warehousing Product Group at Sybase, Inc., an enterprise and mobile software company. Mr. Steele’s prior experience includes business development, marketing, and engineering roles at Sun Microsystems, Inc. and Hewlett-Packard Company, computer, computer software, and information technology companies. Mr. Steele holds a B.S. degree in Computer Science from Washington State University. We believe that Mr. Steele should serve as a member of our board of directors based on his extensive management and leadership experience.

Gary Steele
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF EACH OF THE TWO NOMINATED DIRECTORS
Continuing Directors
The directors who are serving for terms that end following the Annual Meeting and their ages, occupations, and length of service on our board of directors as of March 31, 2020 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.
Name of Director	Age	Position	Director Since
Class I Directors:
Kevin Harvey(1)	55	Director	March 2014
Thomas Layton(1)	57	Chairperson	March 2014
Elizabeth Nelson(2)(3)	59	Director	February 2015
Class III Directors:
Hayden Brown	38	President, Chief Executive Officer, and Director	December 2019
Gregory C. Gretsch(2)(3)	53	Director	March 2014
Daniel Marriott(1)(2)	51	Director	March 2014

(1)	Member of the nominating and governance committee
(2)	Member of the audit committee
(3)	Member of the compensation committee

Kevin Harvey has served as a member of our board of directors since our inception in March 2014. Prior to that, Mr. Harvey served as a member of the board of directors of oDesk Corporation (“oDesk”) from August 2006 to March 2014. Mr. Harvey currently serves on the board of directors of Proofpoint, Inc. Mr. Harvey is a founder and general partner of Benchmark Capital, a venture capital firm, which he joined in 1995. Before founding Benchmark, Mr. Harvey was founder, President, and Chief Executive Officer of Approach Software Corp., a server database company. Before founding Approach Software, Mr. Harvey founded Styleware, Inc., a software company. Mr. Harvey holds a B.S. in Engineering from Rice University. We believe that Mr. Harvey should serve as a member of our board of directors based on his significant experience investing in and serving on the boards of directors of other technology companies as well as his management and leadership experience as a former founder and executive of multiple startup technology companies.

Kevin Harvey

Thomas Layton has served as a member of our board of directors and chairperson since our inception in March 2014. Prior to that, Mr. Layton served as a member of the board of directors of oDesk from May 2006 to March 2014 and as chairperson from December 2011 to March 2014. Mr. Layton currently serves on the board of directors of several private companies. Previously, Mr. Layton served in various leadership roles, including as the Chief Executive Officer of OpenTable, Inc., an online restaurant reservation company, from 2001 to 2007 and as the Chief Executive Officer of Metaweb Technologies, Inc., a data infrastructure company, from 2007 to 2010. Mr. Layton holds a B.S. from the University of North Carolina at Chapel Hill and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Layton should serve as a member of our board of directors based on his extensive leadership experience. He also brings historical knowledge, operational expertise, and continuity to our board of directors.

Thomas Layton

Elizabeth Nelson has served as a member of our board of directors since February 2015. Ms. Nelson currently serves on the boards of Nokia Corporation and several private companies. Ms. Nelson’s public company board of directors service includes serving as a director of Zendesk Inc. from 2013 to 2019, Pandora Media, Inc. from July 2013 to June 2017, Ancestry.com Inc. from 2009 to 2012, SuccessFactors, Inc. from 2007 to 2012, Autodesk, Inc. from 2007 to 2010, CNET Networks, Inc. from 2003 to 2008, and Brightcove Inc. from 2010 to 2014. From 1996 to 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer of Macromedia, Inc., where she also served as a director from January 2005 to December 2005. Ms. Nelson holds a B.S. in Foreign Service from Georgetown University and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. We believe that Ms. Nelson should serve as a member of our board of directors due to her financial, accounting, and operational expertise from prior experience as an executive and director for numerous public and private technology companies.

Elizabeth Nelson

Hayden Brown has served as a member of our board of directors since December 2019. Ms. Brown has served as our President and Chief Executive Officer since January 2020, as our Chief Marketing and Product Officer from April 2019 to December 2019, as our Senior Vice President, Product and Design from January 2016 to April 2019, as our Vice President, Head of Product, from January 2015 to January 2016, and as our Vice President and Senior Director Marketplace, since our inception in March 2014. Prior to that, Ms. Brown served in numerous product leadership roles, starting when she joined oDesk as a Director of Marketplace in December 2011. Prior to joining us, Ms. Brown was Vice President of Corporate Development at LivePerson, Inc., an online messaging, marketing, and analytics company, from September 2010 to November 2011. Ms. Brown also worked for Microsoft Corporation, a technology company, as Director of Corporate Strategy and M&A from January 2010 to September 2010 and as Senior Strategy Manager from June 2007 to January 2010. Ms. Brown began her career as a Business Analyst at McKinsey & Company, a business management consulting firm, in their New York office. Ms. Brown holds an A.B. in Politics from Princeton University. We believe that Ms. Brown should serve as a member of our board of directors due to the perspective she brings as our Chief Executive Officer, her extensive leadership experience and her institutional knowledge of our company.

Hayden Brown

Gregory C. Gretsch has served as a member of our board of directors since our inception in March 2014 and as a member of the board of directors of oDesk from 2004 to March 2014. Mr. Gretsch is a founding partner and has served as Managing Director of Jackson Square Ventures, a venture capital firm, since 2011. Mr. Gretsch also serves on the board of directors of several private companies, and he served as a director of Responsys, Inc. from 2001 to 2014. Mr. Gretsch has also served as a managing director at Sigma Partners, a venture capital firm, since 2001. Mr. Gretsch holds a B.B.A. in Management Information Systems from the University of Georgia. We believe that Mr. Gretsch should serve as a member of our board of directors based on his significant experience in the venture capital industry analyzing, investing in, and serving on the boards of directors of other technology companies and his management and leadership experience as a former founder and executive of several startup technology companies.

Gregory C. Gretsch

Daniel Marriott has served as a member of our board of directors since our inception in March 2014 and a member of the board of directors of Elance, Inc. from January 2012 to March 2014. Mr. Marriott has been a Managing Partner of Stripes, a private equity and venture capital firm, since 2008, and he currently serves on the board of directors of several private companies. Between 1997 and 2008, Mr. Marriott served in a variety of executive roles under the umbrella of IAC/InterActiveCorp, a media and internet holding company, including Senior Vice President of Corporate and Interactive Development; founding CEO of Pronto, Inc., an online shopping and price comparison company; President of Citysearch, an online city guide company; and Executive Vice President of Corporate Development of Ticketmaster, Inc., an event ticketing company. Mr. Marriott holds a B.S. in Agricultural Economics and an M.B.A. from the University of Illinois. We believe that Mr. Marriott should serve as a member of our board of directors based on his significant experience investing in and serving on the boards of directors of other technology companies.

Daniel Marriott

Director Expertise, Experience, and Attributes
Our board of directors is comprised of a diverse mix of directors with complementary expertise, experience, and attributes, as summarized in the table below. Our directors may also have experience or attributes in addition to what is reflected in the table below.
EXPERTISE, EXPERIENCE OR ATTRIBUTE	DESCRIPTION	NUMBER OF DIRECTORS
Technology and Product Development
Significant background working in the technology industry and in management of technology companies and experience in product development, including engineering and design, which gives our board of directors deep understanding of the factors affecting our industry, operations, business needs, and strategic goals.
8 of 8
CEO and Executive Management Experience
Experience in executive management positions, which provides practical insights and perspectives that enhance our board of directors’ ability to oversee the development and implementation of our business strategy and to provide effective oversight of and guidance to management.
8 of 8
Other Public Company Board Experience
Experience on other public company boards, which provides our board of directors with additional understanding and experience in best practices in risk oversight and corporate governance, as well as management succession and oversight.
6 of 8
Diversity
Representation of gender, ethnic, geographic, cultural, or other perspectives that expands our board of directors’ understanding of the needs and viewpoints of our customers, partners, employees, and other stakeholders.
3 of 8
Finance
Experience in leadership of a financial firm or management of the finance function of an enterprise that gives our board of directors the financial proficiency and expertise necessary to oversee our financial statements, capital structure and internal controls.
3 of 8
Marketing and Product
Experience in marketing and leadership of corporate marketing functions and experience in product development that gives our board of directors insight into connecting with freelancers and clients and meeting their needs.
2 of 8

Director Tenure and Age Distribution
We also believe that our current board of directors’ composition represents an effective balance with respect to director tenure and age. Recent director additions provide our board of directors with fresh perspectives and diverse experiences, while directors with longer tenure provide continuity and valuable insight into our business and strategy. The following tables provide information regarding the tenure and age distribution of our board of directors (as of March 31, 2020). We define tenure as including service on the board of directors of Elance, Inc. or oDesk prior to the combination of the two companies.

Tenure	Number of Directors	Age	Number of Directors
More than 10 years	3	55+ years	4
5 – 10 years	2	45 – 55 years	3
0 – 4 years	3	35 – 45 years	1
2019 Director Compensation
The following table provides information for 2019 regarding all compensation awarded to, earned by, or paid to each person who served as a director for some portion or all of 2019, other than Ms. Brown, our President and Chief Executive Officer, and Mr. Kasriel, who served as our President and Chief Executive Officer until December 31, 2019. Ms. Brown and Mr. Kasriel are not included in the table below, as they are or were previously our employees and received no additional compensation for their service as directors during 2019. The compensation received by Ms. Brown and Mr. Kasriel as employees is shown in the “Executive Compensation—2019 Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)
Thomas Layton(3)	5,000	177,775	182,775
Gregory C. Gretsch(4)	20,000	160,433	180,433
Kevin Harvey(5)	2,500	160,433	162,933
Daniel Marriott(6)	12,500	160,433	172,933
Elizabeth Nelson(7)	60,000	130,087	190,087
Leela Srinivasan(8)	18,750	469,158	487,908
Gary Steele(9)	5,000	160,433	165,433

(1)
The amounts reported in this column represent the aggregate grant date fair value of restricted stock units (“RSUs”) made to directors in 2019 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”). This amount does not reflect the actual economic value realized by the director, which will vary depending on the performance of our common stock. Members of our board of directors may elect to receive a portion of their compensation in cash consideration in lieu of RSUs, with any such cash consideration having equal economic value on the date of grant as the RSUs that a director would have otherwise received.

(2)
The amounts reported in this column for certain members of our board of directors may be lower than those of the other members of our board of directors because of their election to receive cash consideration in lieu of RSUs for the components of director compensation for which there is an election. While the actual economic value of any cash received is equal on the date of grant to the RSUs that a director would have otherwise received, the amounts reported above may vary depending on the performance of our common stock.

(3)
As of December 31, 2019, Mr. Layton held 10,856 RSUs, which included both the Annual Award and the Fee (RSU), as further described in (and which vest in accordance with the vesting schedule described under) “—Non-Employee Director Compensation Arrangements.”

(4)
As of December 31, 2019, Mr. Gretsch held 10,244 RSUs, which included both the Annual Award and the Fee (RSU), as further described in (and which vest in accordance with the vesting schedule described under) “—Non-Employee Director Compensation Arrangements.”

(5)
As of December 31, 2019, Mr. Harvey held 10,244 RSUs, which included both the Annual Award and the Fee (RSU), as further described in (and which vest in accordance with the vesting schedule described under) “—Non-Employee Director Compensation Arrangements.”

(6)
As of December 31, 2019, Mr. Marriott held 10,244 RSUs, which included both the Annual Award and the Fee (RSU), as further described in (and which vest in accordance with the vesting schedule described under) “—Non-Employee Director Compensation Arrangements.”

(7)
As of December 31, 2019, Ms. Nelson held 9,174 RSUs and options to purchase 340,000 shares of common stock. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Compensation Arrangements—Annual Award.” The stock option was fully vested as of December 31, 2019 and expires ten years after the date of grant.

(8)
As of December 31, 2019, Ms. Srinivasan held 29,068 RSUs, which included both the Initial Award granted to Ms. Srinivasan upon her appointment to our board of directors in July 2019 and the Annual Award, as further described in (and which vest in accordance with the vesting schedule described under) “—Non-Employee Director Compensation Arrangements.”

(9)
As of December 31, 2019, Mr. Steele held 10,244 RSUs and options to purchase 150,527 shares of common stock. The RSUs included both the Annual Award and the Fee (RSU), as further described in (and which vest in accordance with the vesting schedule described under) “—Non-Employee Director Compensation Arrangements.”

Non-Employee Director Compensation Arrangements
In July 2019, our board of directors approved an amended and restated non-employee director compensation program. Under the amended and restated non-employee director compensation program, non-employee directors will be entitled to receive the following cash and equity compensation as follows:
Equity Compensation – Initial Award
Upon initial appointment or election to our board of directors, each new non-employee director appointed or elected to our board of directors will be granted RSUs under our 2018 Equity Incentive Plan (the “2018 Plan”) with a total value of $300,000 based on a 30-day trailing average trading price (the “Initial Award”). The grant date fair value of the Initial Award shall not exceed $1,000,000 in a calendar year when combined with the aggregate grant date fair value of any other equity award(s) and cash compensation received by such non-employee director for service on our board of directors for such calendar year.
The Initial Award will be granted effective on the date of the non-employee director’s initial appointment or election to our board of directors (the “Initial Award Grant Date”).
The Initial Award will vest with respect to one-third of the total number of RSUs subject to the Initial Award each year beginning with the date that is one year following the Initial Award Grant Date, in each case, so long as the non-employee director continues to provide services as a non-employee director to us through such date. The final annual installment of the Initial Award will fully vest on the earlier of (a) the date immediately prior to our annual meeting of stockholders in the last full year of the vesting of the Initial Award and (b) the date that is the last day of the last full year of the vesting of such grant, in each case, so long as the non-employee director continues to provide services as a non-employee director to us through such date.
The Initial Award will accelerate in full immediately prior to the consummation of a “corporate transaction” (as defined in the 2018 Plan).
Cash or Equity Compensation Election – Annual Award
Each non-employee director will automatically be entitled to an annual award of a $150,000 cash payment or RSUs with a total value of $150,000 based on a 30-day trailing average trading price (the “Annual Award”). The Annual Award will be payable in the form of RSUs or, at a non-employee director’s election, in cash.
The initial Annual Award, to the extent payable in RSUs and consistent with the applicable election made, will be granted automatically on the date of the non-employee director’s initial appointment or election to our board of directors (the “Initial Annual Award Grant Date”) and will be pro-rated for partial quarters served. Subsequently, the Annual Award, to the extent payable in RSUs, will be granted automatically on the date of our annual meeting of stockholders for each year thereafter (the “Annual Award Grant Date”).
The Annual Award will fully vest, or in the case of cash will be paid, on the earlier of (i) the date immediately prior to our next annual meeting of stockholders and (ii) the date that is one year following the Initial Annual Award Grant Date or Annual Award Grant Date, as the case may be, so long as the non-employee director continues to provide services as a non-employee director to us through such date. The Annual Award will be paid, in the case of cash, or settle, in the case of RSUs, in the same calendar year in which the Annual Award vests.
The Annual Award (regardless of the form of payment) will accelerate in full immediately prior to the consummation of a “corporate transaction” (as defined in the 2018 Plan).
Cash or Equity Compensation – Annual General Board Service Fee, Board Non-Executive Chairperson Fee and Board Lead Independent Director Fee
Annual compensation payable to (i) each non-employee director as a general board service fee is $35,000 (“General Board Service Fee”), (ii) the chairperson as a chairperson fee is $20,000 and (iii) the lead independent director as a lead independent director fee is $15,000 (each fee in clauses (i)-(iii), a “Fee”), each of which is pro-rated for partial quarters served and payable in cash or, at a non-employee director’s election, in the form of RSUs.

If the non-employee director elects to receive the Fee in cash (the “Fee (Cash)”), it will be paid quarterly in arrears (with the first such payment in any event occurring on the last day of the first calendar quarter following the date of the director’s appointment or election to our board of directors), in each case, so long as the non-employee director continues to provide services in the applicable capacity to us through such date.
If the non-employee director elects to receive the Fee in RSUs (the “Fee (RSU)”), the initial Fee (RSU) will be granted automatically on the date of the director’s initial appointment or election to our board of directors and each subsequent Fee (RSU) will be granted automatically on the date of our annual meeting of stockholders for each year thereafter. The number of shares subject to the applicable Fee (RSU) will be based on a 30-day trailing average trading price (which will be pro-rated for partial quarters served in the relevant capacity). The Fee (RSU) will vest and settle quarterly (with the first such vesting and settlement date occurring on the last day of the first calendar quarter following the date of the non-employee director’s appointment or election to our board of directors), in each case, so long as the non-employee director continues to provide services in the applicable capacity to us through such date.
The Fee (regardless of the form of payment) will accelerate in full immediately prior to the consummation of a “corporate transaction” (as defined in the 2018 Plan).
The final quarterly installment of each Fee (Cash) or the Fee (RSU), as applicable, will fully vest on the earlier of (a) the date immediately prior to our next annual meeting of stockholders and (b) the date that is the last day of the last full quarter of the vesting of such grant, in each case, so long as the non-employee director continues to provide services in the applicable capacity to us through such date.
Non-Employee Director Cash Compensation
In addition to the General Board Service Fee, each non-employee director is entitled to receive additional annual cash compensation for committee membership as follows:
●	Audit committee chair: $20,000
●	Audit committee member: $10,000
●	Compensation committee chair: $10,000
●	Compensation committee member: $5,000
●	Nominating and governance committee chair: $5,000
●	Nominating and governance committee member: $2,500
Chairs of our committees receive the cash compensation designated above for chairs in lieu of the non-chair member cash compensation.
The cash compensation designated above will be paid quarterly in arrears, for so long as the non-employee director continues to provide services in the applicable non-employee director capacity to us through such date, and will be pro-rated for partial quarters served. The final quarterly installment of each such annual fee will be paid on the earliest of (i) the date of our next annual meeting of stockholders, (ii) the date immediately prior to our next annual meeting of stockholders if the applicable non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election and (iii) the date that is the last day of the last full quarter of such installment, in each case, so long as the non-employee director continues to provide services in the applicable capacity to us through such date.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audits of our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2020 and recommends that stockholders vote for ratification of such selection. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Further, the audit committee may select a different independent registered public accounting firm at any time if, in the committee’s sole discretion, the committee determines that such a change would be in the best interests of our company and stockholders.
PricewaterhouseCoopers LLP audited our consolidated financial statements and our internal control over financial reporting for the year ended December 31, 2019. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for our audit.
In addition to performing the audit of our consolidated financial statements and, for 2019, audit of our internal control over financial reporting, PricewaterhouseCoopers LLP provided various other services during the years ended December 31, 2018 and 2019. Our audit committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from us. During the years ended December 31, 2018 and 2019, fees for services provided by PricewaterhouseCoopers LLP were as follows (in thousands):

Fees Billed to Upwork	2018	2019
Audit fees(1)	$4,009	$3,270
Audit-related fees(2)	327	12
Tax fees(3)	60	—
All other fees(4)	3	2
Total fees	$4,399	$3,284

(1)
“Audit fees” include fees for audit services primarily related to: the audit of our annual consolidated financial statements and, for 2019, attestation services related to compliance with the Sarbanes-Oxley Act of 2002; the review of our quarterly condensed consolidated financial statements; comfort letters, consents and assistance with and review of documents filed with the SEC, including our registration statement on Form S-1 related to our initial public offering in October 2018; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)
“Audit-related fees” include fees for additional audit procedures associated with the future adoption of the new accounting standards issued by the Financial Accounting Standards Board; and fees for financial reporting consultation and research.

(3)
“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax, and assistance with tax audits.

(4)	“All other fees” include fees for annual subscription services for access to online accounting research and disclosure checklist software applications.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm, and the fees for the services to be performed. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2020

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our Named Executive Officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal.
Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our Named Executive Officers. Our compensation committee and our board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”
As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules of the SEC, we are providing our stockholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers. This non-binding advisory vote must be submitted to stockholders at least once every six years.
You have four choices for voting on this proposal. You can choose whether future non-binding advisory votes on the compensation of our Named Executive Officers should be conducted every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS.” You may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the meeting will be deemed to be the preferred frequency of our stockholders.
After careful consideration, our board of directors recommends that future non-binding advisory votes on the compensation of our Named Executive Officers be held every year so that stockholders may express annually their views on our executive compensation program.
Stockholders are not voting to approve or disapprove our board of directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers by selecting every one year, two years, or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.
As an advisory vote, this proposal is not binding. However, our board of directors and nominating and governance committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation of our Named Executive Officers.
OUR BOARD OF DIRECTORS RECOMMENDS HOLDING FUTURE NON-BINDING ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2020, by:
●	each of our Named Executive Officers;
●	each of our directors and director nominees;
●	all of our directors and executive officers as a group; and
●	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole dispositive power with respect to all shares beneficially owned, subject to applicable community property laws.
Applicable percentage ownership is based on 114,866,938 shares of common stock outstanding as of March 31, 2020. Shares of our common stock subject to stock options that are exercisable as of and within 60 days of March 31, 2020 or RSUs that may vest and settle within 60 days of March 31, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities listed in the table below is c/o Upwork Inc., 2625 Augustine Drive, Suite 601, Santa Clara, California 95054.

Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
Named Executive Officers and Directors:
Hayden Brown(1)	871,413	*
Brian Kinion(2)	624,806	*
Eric Gilpin(3)	227,542	*
Gregory C. Gretsch(4)	8,712,877	7.6
Kevin Harvey(5)	8,981,933	7.8
Stephane Kasriel(6)	4,436,227	3.7
Thomas Layton(7)	4,289,548	3.7
Daniel Marriott	165,047	*
Elizabeth Nelson(8)	727,527	*
Leela Srinivasan	—	—
Gary Steele(9)	161,382	*
All executive officers and directors as a group (11 persons)(10)	29,198,302	25.3
Other 5% Stockholders:
Entities affiliated with Sigma Partners 6, L.P.(11)	7,217,089	6.3
Entities affiliated with Globespan Capital Partners(12)	7,054,605	6.1
Entities affiliated with Benchmark Capital Partners V, L.P.(13)	6,852,570	6.0
The Vanguard Group, Inc.(14)	6,753,949	5.9

*	Less than 1%
(1)
Consists of (i) 340,259 shares of common stock, (ii) 2,585 unvested restricted shares that will be released within 60 days of March 31, 2020, and (iii) 528,569 shares of common stock subject to options held by Ms. Brown that are exercisable within 60 days of March 31, 2020.

(2)	Consists of (i) 4,806 shares of common stock and (ii) 620,000 shares of common stock subject to options held by Mr. Kinion that are exercisable within 60 days of March 31, 2020.
(3)
Consists of (i) 1,642 shares of common stock, (ii) 6,734 unvested restricted shares that will be released within 60 days of March 31, 2020, and (iii) 219,166 shares of common stock subject to options held by Mr. Gilpin that are exercisable within 60 days of March 31, 2020.

(4)
Consists of (i) 168,422 shares of common stock held of record by Mr. Gretsch, (ii) the shares of common stock held of record by the entities described in footnote 11 below, (iii) 195,774 shares of common stock held of record by the Gregory C. Gretsch Trust, UAD 1/28/00, of which Mr. Gretsch is the trustee, (iv) 266,667 shares of common stock held of record by Martis Creek Investments, L.P. — Fund 3, (v) 95,000 shares of common stock held of record by Martis Creek Investments, L.P. — Fund 4, and (vi) 769,925 shares of common stock held of record by Martis Creek Investments, L.P. — Fund 5, collectively, the Martis Creek entities. The Gretsch Revocable Trust, the general partner of the Martis Creek entities, has sole voting and dispositive power over such shares, and voting decisions with respect to such shares are made by Mr. Gretsch. The address of the Martis Creek entities is 2105 South Bascom Avenue, Suite 370, Campbell, California 95008.

(5)
Consists of (i) 10,855 shares of common stock held of record by Mr. Harvey, (ii) the shares of common stock held of record by the entities described in footnote 13 below, (iii) 1,751,315 shares of common stock held of record by a limited liability company controlled by Mr. Harvey, and (iv) 367,193 shares of common stock held of record by Mr. Harvey as trustee of The Harvey Family Trust.

(6)
Mr. Kasriel served as our President and Chief Executive Officer until December 31, 2019 and served on our board of directors until March 10, 2020. Consists of (i) 309,499 shares of common stock held of record by Mr. Kasriel, (ii) 18,152 shares of common stock held of record by Mr. Kasriel as custodian for his children, and (iii) 4,108,576 shares of common stock subject to options held by Mr. Kasriel that are exercisable within 60 days of March 31, 2020.

(7)
Consists of (i) 12,771 shares of common stock held of record by Mr. Layton (ii) 4,151,777 shares of common stock held of record by Thomas H. Layton or Gabrielle M. Layton, or their successors, as trustees of the Layton Community Property Trust dated November 29, 1999, as amended, and (iii) 125,000 shares of common stock held of record by Mr. Layton as trustee of the Thomas H Layton Separate Property Revocable Trust dtd 11/29/99.

(8)
Consists of (i) 7,500 shares of common stock held of record by Ms. Nelson, (ii) 380,027 shares of common stock held by the Nelson Family Trust and (iii) 340,000 shares of common stock subject to stock options held by Ms. Nelson that are exercisable within 60 days of March 31, 2020.

(9)
Consists of (i) 10,855 shares of common stock held of record by Mr. Steele and (ii) 150,527 shares of common stock subject to options held by Mr. Steele that are exercisable within 60 days of March 31, 2020, of which 100,351 shares are unvested, but early exercisable within 60 days of March 31, 2020.

(10)
Consists of (i) 23,222,145 shares of common stock and (ii) 5,966,838 shares of common stock subject to stock options that are exercisable within 60 days of March 31, 2020 held by all our executive officers and directors, as a group, of which 100,351 are unvested, but early exercisable, within 60 days of March 31, 2020 and 9,319 restricted shares are unvested, but will be released, within 60 days of March 31, 2020.

(11)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2020 by Sigma Partners 6, L.P. (“SP 6”), Sigma Associates 6, L.P. (“SA 6”), Sigma Investors 6, L.P. (“SI 6”), and Sigma Management 6, L.L.C. (“SM 6,” and collectively, the “Sigma Entities”). The Schedule 13G/A indicated that (i) SP 6 had sole voting and dispositive power over 6,594,415 shares of our common stock, (ii) SA 6 had sole voting and dispositive power over 528,378 shares of our common stock, (iii) SI 6 had sole voting and dispositive power over 94,296 shares of our common stock, and (iv) SM 6 had shared voting and dispositive power over 7,217,089 shares of our common stock. The address for the Sigma Entities is 2105 South Bascom Avenue, Suite 370, Campbell, California 95008.

(12)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2020 by Globespan Capital Partners IV, L.P., Globespan Management Associates IV, LLC, and Andrew P. Goldfarb (collectively, the “Globespan Entities”). The Schedule 13G/A indicated that (i) Globespan Capital Partners IV, L.P. had sole voting and dispositive power over 5,996,266 shares of our common stock and (ii) each other Globespan Entity had shared voting and dispositive power over 7,054,605 shares of our common stock. The address of the Globespan Entities is One Boston Place, Suite 2810, Boston, Massachusetts 02108.

(13)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 12, 2020 by Benchmark Capital Partners V, L.P. (“BCP V”), Benchmark Founders’ Fund V, L.P. (“BFF V”), Benchmark Founders’ Fund V-A, L.P. (“BFF V-A”), Benchmark Founders’ Fund V-B, L.P. (“BFF V-B”), Benchmark Capital Management Co. V, L.L.C. (“Benchmark Management”), and Alexandre Balkanski, Bruce W. Dunlevie, Peter Fenton, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Mitchell H. Lasky, and Steven M. Spurlock (collectively, the “Benchmark Entities”). The Schedule 13G/A indicated that (i) BCP V had sole voting and dispositive power over 5,239,771 shares of our common stock, (ii) BFF V had sole voting and dispositive power over 642,071 shares of our common stock, (iii) BFF V-A had sole voting and dispositive power over 122,931 shares of our common stock, (iv) BFF V-B had sole voting and dispositive power over 96,734 shares of our common stock, (v) Benchmark Management had sole voting dispositive power over 6,852,570 shares of our common stock, (vi) Messrs. Balkanski, Dunlevie, Fenton, Gurley, Kagle, Lasky, and Spurlock had shared voting and dispositive power over 6,852,570 shares of our common stock and (vii) Mr. Harvey had sole voting and dispositive power over 2,128,828 shares of our common stock and shared voting and dispositive power over 6,852,570 shares of our common stock. The address for the Benchmark Entities is 2965 Woodside Road, Woodside, California 94062.

(14)
Based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group, Inc. The Schedule 13G indicated that The Vanguard Group, Inc. had sole dispositive power over 6,636,653 shares of our common stock and shared dispositive power over 117,296 shares of our common stock. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

EXECUTIVE OFFICERS AND KEY EMPLOYEES
The names of our executive officers and key employees, their ages as of March 31, 2020, and their positions are shown below.

Name	Age	Position
Executive Officers:
Hayden Brown	38	President, Chief Executive Officer, and Director
Brian Kinion	53	Chief Financial Officer
Eric Gilpin	41	Senior Vice President, Sales

Key Employees:
Lars Asbjornsen	55	Senior Vice President, Marketing
Zoë Harte	45	Senior Vice President, Human Resources and Talent Innovation
Brian Levey	52	Chief Business Affairs and Legal Officer & Secretary
Matt McDonald	46	Senior Vice President, Engineering
Jessica Tiwari	42	Senior Vice President, Product
Amanda Vinson	39	Senior Vice President, Corporate Strategy and Development
Our board of directors chooses executive officers, who then serve at the discretion of our board of directors. There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers.
For information regarding Ms. Brown, please refer to Proposal No. 1 above.

Brian Kinion has served as our Chief Financial Officer since October 2017. Before joining us, Mr. Kinion served as the Chief Financial Officer of Marketo, Inc., a marketing automation platform software company, from March 2016 to April 2017, and, prior to that, he served as Group Vice President of Finance from November 2014 to March 2016 and as Vice President of Finance from July 2013 to November 2014. From 2007 to June 2013, Mr. Kinion served in several roles at SAP SuccessFactors, Inc., a cloud-based human capital management software company, including as Vice President and Global Controller of Cloud Revenue Operations, Vice President of Finance in Global Systems and Acquisition Integration, and Vice President and Global Controller. Mr. Kinion also currently serves on the board of directors of Marin Software Incorporated. Mr. Kinion holds a B.S. in Accounting and an M.B.A. with a finance concentration from St. Mary’s College of California.

Brian Kinion

Eric Gilpin has served as our Senior Vice President, Sales since April 2016. Prior to joining us, Mr. Gilpin served in a variety of roles for CareerBuilder, LLC, a human capital software provider and online employment website, including as President of Vertical Sales from September 2014 to March 2016, President of Staffing and Recruiting from November 2009 to September 2014, and Director of National Accounts from April 2004 to November 2009. Mr. Gilpin holds an M.B.A. from the Southern Methodist University’s Cox School of Business.

Eric Gilpin

Key Employees

Lars Asbjornsen has served as our Senior Vice President, Marketing since May 2019. Prior to joining us, Mr. Asbjornsen served in a variety of marketing and business transformation roles for Robert Half International, a leading global specialized staffing provider, including Vice President of Digital Marketplace Solutions from January 2014 to May 2019, Vice President of Marketing Strategy and Technology from 2006 through 2013, and Vice President of Online Marketing and Recruiting from 2004 through 2006. Mr. Asbjornsen holds an M.B.A. from the University of San Diego School of Business.

Lars Asbjornsen

Zoë Harte has served as our Senior Vice President, Human Resources and Talent Innovation since September 2017. She previously served in roles as our Vice President and Head of Human Resources from March 2014 to August 2017 and as Head of Human Resources at oDesk from April 2013 to March 2014. Ms. Harte also worked at Rovi Corporation, a digital entertainment company, in senior human resources roles from 2008 to 2012. Prior to Rovi, Ms. Harte spent nine years at Yahoo! Inc. in a progression of human resources and customer care leadership roles. Ms. Harte holds a B.A. in Religion and Women’s Studies from Earlham College and an M.A. in Theology from the University of Exeter.

Zoë Harte

Brian Levey has served as our Chief Business Affairs and Legal Officer and Secretary since October 2017. Prior to that, Mr. Levey served as our Chief Financial Officer from June 2015 to October 2017, as well as our General Counsel and Secretary, since our inception in March 2014. Mr. Levey served as Vice President, General Counsel and Secretary of oDesk from June 2013 to March 2014. Prior to joining us, Mr. Levey served in a variety of roles at eBay, including as Vice President, Deputy General Counsel and Assistant Secretary from 2006 to 2013, and, from 2000 to 2006, he served in increasingly senior legal roles at eBay. He also previously served as Vice President, Legal at Metro-Goldwyn-Mayer Studios. Mr. Levey began his legal career with Latham & Watkins LLP. Mr. Levey holds an A.B. in Economics from Stanford University and a J.D. from Stanford Law School.

Brian Levey

Matt McDonald has served as our Senior Vice President, Engineering since December 2019 and served as our Vice President, Application Engineering from 2015 to December 2019. Prior to joining us, Mr. McDonald served in a variety of roles at eBay Inc, including Director of Engineering, Innovations and New Ventures, from 2013 to 2015, Sr. Manager of Mobile Engineering, from 2010 to 2013, and in leadership roles in web engineering from 2003 to 2010. Mr. McDonald began his career at Netscape Communications as a web developer in 1996. Mr. McDonald holds a B.S. in Business Administration, with a minor in Information Systems, from University of the Pacific.

Matt McDonald

Jessica Tiwari has served as our Senior Vice President, Product since December 2019. Prior to this role, Ms. Tiwari held multiple roles with us, including Vice President of Product, from 2018 to December 2019, Senior Director of Product Management from 2017 to 2018, and Director of Product Management from 2014 to 2017. Prior to joining us, Ms. Tiwari served in a variety of roles at Deltek Inc., including Director of Product for Deltek Vantagepoint from 2008 to 2012. Ms. Tiwari holds a B.A. from Oberlin College, and an M.B.A. from the University of California, Berkeley Haas School of Business.

Jessica Tiwari

Amanda Vinson has served as our Senior Vice President, Corporate Strategy and Development since September 2019. Prior to joining us, Ms. Vinson worked at Riverbed Technology, a network performance and visibility company, as Vice President Corporate Development and Strategy and Director, Corporate Development from 2011 to 2019. Ms. Vinson began her career as a corporate associate at Wilson Sonsini Goodrich & Rosati. Ms. Vinson holds a B.A. from Stanford University, a J.D. from the University of Southern California Gould School of Law, and an M.B.A. from the University of California, Berkeley Haas School of Business.

Amanda Vinson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2019 and provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. In addition, it analyzes how and why the compensation committee of our board of directors made the specific compensation decisions for our principal executive officer, our principal financial officer, and the two executive officers (other than our principal executive officer and principal financial officer) who were our most highly-compensated executive officers at fiscal year-end (our “Named Executive Officers”).

For 2019, our Named Executive Officers were:

●	Hayden Brown, our Chief Executive Officer (our “CEO”) effective January 1, 2020;

●	Brian Kinion, our Chief Financial Officer;

●	Stephane Kasriel, our former President and CEO; and

●	Han-Shen Yuan, our former Senior Vice President, Engineering.

Executive Summary

Who We Are

We operate the largest online talent marketplace, as measured by gross services volume (“GSV”),1 which enables businesses to find and work with highly-skilled independent professionals. During the year ended December 31, 2019, our platform enabled $2.1 billion of GSV.

Freelancers on our platform include independent professionals and agencies of varying sizes and are an increasingly sought-after, critical, and expanding segment of the global workforce. We define freelancers as users of our platform that advertise and provide services to clients through our platform, and we define clients as users of our platform that work with freelancers through our platform.

2019 Business Highlights

2019 was a strong year for us marked by GSV and revenue growth, take rate stabilization, and expansion of gross and adjusted EBITDA margins. Our 2019 business highlights2 included the following:

GSV	Our GSV increased by 19% year-over-year to $2.1 billion.
Revenue
Our revenue was $300.6 million under Accounting Standards Codification Topic 606 (“ASC 606”), or $302.6 million under Accounting Standards Codification Topic 605 (“ASC 605”), which represents a 19% increase on year-over-year basis compared to revenue of $253.4 million for the fiscal year ended December 31, 2018 under ASC 605.

[1]
“GSV” represents the total amount that clients spend on both our marketplace offerings and our managed services offering as well as additional fees we charge to both clients and freelancers for other services.

[2]
We adopted Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) upon the filing of our annual report on Form 10-K for the year ended December 31, 2019, on March 2, 2020. ASC 606 was adopted effective January 1, 2019 on a modified retrospective basis. Financial results for the year ended December 31, 2019 are presented in accordance with this new revenue recognition standard. Historical financial results for reporting periods prior to 2019 are presented in conformity with amounts previously disclosed under the prior revenue recognition standard, ASC 605. The corporate performance objectives under our 2019 Performance Bonus Plan were determined in early 2019 and therefore, were based on ASC 605.

Marketplace Revenue
Our marketplace revenue was $268.3 million under ASC 606, or $270.4 million under ASC 605, which represents a 21% increase on a year-over-year basis compared to marketplace revenue of $223.8 million for the fiscal year ended December 31, 2018 under ASC 605.

Take Rate	Our take rate was 14.4% under ASC 606, or 14.5% under ASC 605, up from 14.4% for the fiscal year ended December 31, 2018 under ASC 605.
Gross Margin	Our gross margin was 71% under ASC 606 and under ASC 605, an increase of three percentage points from the fiscal year ended December 31, 2018 under ASC 605.
Net Loss	Our net loss was $16.7 million under ASC 606, or $14.7 million under ASC 605 compared to a net loss of $19.9 million for the fiscal year ended December 31, 2018 under ASC 605.
Adjusted EBITDA[3]	Our adjusted EBITDA was $7.4 million under ASC 606, or $9.4 million under ASC 605, an increase from $3.8 million for the fiscal year ended December 31, 2018 under ASC 605.

In addition to our strong financial performance, we saw a number of key operational achievements in 2019, including the following:

Product Launches
Launched two new marketplace products, Upwork Plus and Upwork Business, in order to better address the needs of small and mid-market businesses.

Launched Agency Experience, a product allowing agencies to better promote themselves.

Expanded Sales and Marketing
Evolved our sales, marketing, and brand positioning efforts to expand our focus on mid-market, large enterprise, and global account clients with larger, longer-term talent needs.

Increased our investment in our sales team, ending the year with approximately 90 quota-carrying sales representatives.

Created specialized and visual profiles for freelancers, allowing them to better showcase and market their skills, including the ability to house multiple profiles for varied skills, resulting in portfolios that are more prominent and searchable.

Executive Compensation Highlights

2019 Annual Compensation Decisions

As part of its annual review of our executive compensation program, our compensation committee made the following decisions in February 2019, except that the compensation committee’s determination of payout under our 2019 Performance Bonus Plan was made in February 2020.

[3]
Adjusted EBITDA is not prepared in accordance with, and is not an alternative to, financial measures prepared in accordance with U.S. GAAP. See “—Annual Bonuses—Corporate Performance Objectives” below for a definition of adjusted EBITDA and see “Item 6. Selected Consolidated Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2019, for a discussion of the relevant assumptions used in calculating these amounts, for information regarding our use of adjusted EBITDA, and a reconciliation of adjusted EBITDA to net loss, the most directly comparable financial measure prepared under U.S. GAAP.

●
Base Salaries. We maintained the annual base salary of Mr. Kasriel at its 2018 level of $480,000 and approved annual base salary increases ranging from 4.0% to 5.0%, for our other Named Executive Officers.

●
Annual Bonuses. We increased the target bonus opportunity for Mr. Kasriel from 56.25% to 75% of his annual base salary, increased the target bonus opportunity for Ms. Brown from 30% to 40% of her annual base salary, increased the target bonus opportunity for Mr. Yuan from 30% to 40% of his annual base salary, and maintained the target bonus opportunity for Mr. Kinion at 40% of his annual base salary.

Our compensation committee approved annual bonus awards of approximately 33% of their target annual bonus opportunities under the 2019 Performance Bonus Plan (as defined below). These bonus awards were paid in the form of fully-vested restricted stock unit (“RSU”) awards as described further below.

●
Long-Term Incentive Compensation. We granted long-term incentive compensation opportunities in the form of time-based RSU awards covering 31,023 shares of our common stock to each of Ms. Brown and Mr. Yuan. These awards were made to better align Ms. Brown’s and Mr. Yuan’s equity compensation with competitive market practices. Neither Mr. Kasriel nor Mr. Kinion were granted equity awards during 2019, and in August 2019, Mr. Kasriel and the company agreed to cancel the performance-based stock option granted to him by the board of directors on July 1, 2018. Such stock option was intended to be earned by Mr. Kasriel based on the achievement of certain GSV and adjusted EBITDA milestones during three separate measurement periods within the period beginning on January 1, 2019 and ending on December 31, 2023, as well as the satisfaction of certain time-based vesting requirements. Upon our determination that the achievement of the performance requirements of the stock option was no longer probable, Mr. Kasriel determined that it was in the best interests of our company and our stockholders to cancel the stock option.

2019 Management Transitions

●
Ms. Brown’s Promotions. Ms. Brown was promoted to Chief Marketing and Product Officer, effective April 1, 2019. In connection with this promotion, the compensation committee approved an annual base salary increase of approximately 28% (based on her then-current annual base salary), an annual target bonus increase from 40% to 50% of her annual base salary and an RSU award covering 61,760 shares of our common stock, subject to vesting over a four-year period.

In connection with Ms. Brown’s subsequent appointment as our President and Chief Executive Officer, effective January 1, 2020, the board of directors approved in December 2019 an additional annual base salary increase of 4% (based on her then-current salary) to bring her base salary to the same level of Mr. Kasriel’s at the time of his resignation and an annual target bonus increase from 50% to 60% of her annual base salary. In addition, in December 2019, the compensation committee approved the grant of an RSU award to Ms. Brown covering 870,332 shares of our common stock, subject to vesting over a four-year period. As described in more detail in the section entitled “—Potential Payments upon Termination or Change in Control” below, Ms. Brown’s change in control and severance agreement with us was amended and restated in December 2019 to reflect the terms of her employment as our President and CEO effective January 1, 2020.

●
Mr. Kasriel’s Transition Agreement. Mr. Kasriel resigned as our President and Chief Executive Officer, effective December 31, 2019. In connection with his separation, we entered into a transition services agreement with Mr. Kasriel (the “Transition Agreement”). Pursuant to the Transition Agreement, and subject to his execution of a release of claims, Mr. Kasriel is entitled to: (i) any amounts earned under our 2019 Performance Bonus Plan, which were awarded to him in February 2020; and (ii) reimbursement for any medical, dental and vision insurance premium payments paid by Mr. Kasriel to maintain coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 through no later than December 31, 2020.

In addition, given Mr. Kasriel’s extensive knowledge of and unique ability to make specific contributions to our company, as a component of his Transition Agreement, Mr. Kasriel will provide special advisory services to the board of directors through April 30, 2021. In connection with these services, Mr. Kasriel is entitled to: (i) a fee of $40,000 per calendar month, payable beginning January 1, 2020 and ending December 31, 2020; (ii) continued vesting of his outstanding stock options; and (iii) extension of the exercise period for certain outstanding stock options held by him until the later of December 31, 2020 or three months following such date he ceases to provide services to us.

In the event Mr. Kasriel’s advisory services are terminated (other than for cause) prior to December 31, 2020, Mr. Kasriel will be entitled to any unpaid portion of the advisor fee in a lump sum for the remaining months of 2020, and if there is a change in control of our company prior to April 30, 2021, all of his then-outstanding and unvested stock options will accelerate and vest in full, in each case, subject to his execution of a second release of claims.

●	Mr. Yuan ceased employment with effective on January 3, 2020.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide a competitive compensation program that attracts and retains talented executives, including our Named Executive Officers, and to motivate and reward them to meet or exceed our short-term and long-term strategic objectives, while simultaneously creating sustainable long-term value for our stockholders. We strive to create an executive compensation program that is competitive, rewards achievement of our strategic objectives, and aligns our executives’ interests with those of our stockholders. Consistent with this philosophy, we designed our executive compensation program to achieve the following primary objectives:

●	attract, motivate, incentivize, and retain employees at the executive level who contribute to our long-term success;

●
provide compensation packages to our executives that are competitive, reward the achievement of our business objectives, and effectively align their interests with those of our stockholders; and effectively align our executives’ interests with those of our stockholders by focusing on long-term incentive compensation in the form of equity awards that correlate with the growth of sustainable long-term value for our stockholders.

We structure the annual compensation of our Named Executive Officers using three principal elements: annual base salary, annual bonus opportunities, and long-term incentive opportunities in the form of equity awards. We design our executive compensation program to balance the goals of attracting, motivating, rewarding, and retaining our Named Executive Officers with the goal of promoting the interests of our stockholders by aligning the interests of our Named Executive Officers and stockholders and linking pay with performance. We therefore seek to ensure that a meaningful portion of our Named Executive Officers’ target annual total direct compensation opportunity is “at-risk” and variable in nature.

To date, we have emphasized variable “at-risk” compensation through two separate compensation elements. First, we provide the opportunity to participate in our annual Performance Bonus Plan which provides payments if our Named Executive Officers produce pre-established short-term financial, operational, and strategic results that meet or exceed certain designated annual financial targets in effect as determined from time to time by us and approved by our board of directors or compensation committee in connection with our annual budget. In addition, we grant RSU awards to our Named Executive Officers, the value of which depends entirely on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.

Through the use of these variable pay elements, typically a substantial portion of our Named Executive Officers’ target total direct compensation varies based on our performance, with the value ultimately received subject to variability above or below target levels commensurate with our actual performance. We believe this compensation program design provides balanced incentives for our Named Executive Officers to meet our business objectives and drive long-term growth. The compensation committee aims to maintain an appropriate pay-for-performance alignment with an emphasis on long-term stockholder value creation.

We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. As our needs evolve and as circumstances require, we intend to reevaluate our executive compensation philosophy, primary objectives, and program design.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on an annual basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

We Do	We Do Not Do

Maintain an Independent Compensation Committee and Advisors. The compensation committee consists solely of independent directors who establish our compensation practices. The compensation committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. Other than advising on compensation matters, this consultant performed no other consulting or other services for us in 2019.

We Do Not Use “Single-Trigger” Change in Control Severance Payments or Benefits. Except as described in the following sentence, we do not provide “single-trigger” change in control severance payments or benefits to our Named Executive Officers. Pursuant to the advisory services agreement between Mr. Kasriel and us, in the event of a change in control prior to April 30, 2021, all of his then-outstanding and unvested stock options will accelerate and vest in full, subject to his executing a release of claims in favor of our company.

Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

We Do Not Offer Executive Retirement Plans. We do not offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.

Pay for Performance. We emphasize a pay-for-performance philosophy, to align the long-term interests of our executive officers with those of our stockholders. A substantial portion of total compensation for our Named Executive Officers’ compensation is “at risk” based on corporate or stock performance, as well as equity-based.
No Hedging or Pledging of our Equity Securities. We prohibit our employees, including our executive officers, and the members of our board of directors from hedging or pledging our equity securities.

Stock Ownership Guidelines. We have established meaningful Stock Ownership Guidelines applicable to all of our executive officers and the members of our board of directors.	No Excise Tax Payments. We do not have any agreements that provide reimbursement or gross-ups for excise taxes on payments or benefits received as a result of a change in control.

Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.	Limited Perquisites. We provide limited perquisites or other personal benefits to our Named Executive Officers.

Stockholder Advisory Vote; Frequency of Future Stockholder Advisory Votes on Named Executive Officer Compensation

At the Annual Meeting, we will be conducting a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our Named Executive Officers (commonly known as a “Say-When-on-Pay” vote). Our board of directors is recommending that we hold future non-binding advisory votes on the compensation of our Named Executive Officers on an annual, rather than a biennial or triennial, basis. For additional information about the Say-When-on-Pay vote, see Proposal No. 4 above.

Compensation-Setting Process

Role of Compensation Committee

Generally, the compensation committee discharges the responsibilities of our board of directors relating to the compensation of our Named Executive Officers. The compensation committee has the overall responsibility for overseeing our compensation and benefits plans, policies, and practices generally and with respect to our Named Executive Officers. Notwithstanding the foregoing, the board of directors determined the compensation decisions in connection with the appointment of Ms. Brown as our President and CEO and the retention of Mr. Kasriel as a special advisor to our board of directors in December 2019.

In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices for alignment with our executive compensation philosophy, develops compensation-related strategies, makes decisions that it believes further our philosophy or align with best compensation practices, and reviews the performance of our Named Executive Officers when making decisions about their compensation.

Each year, the compensation committee conducts an evaluation of our executive compensation program to determine if any changes are appropriate. The compensation committee also conducts an annual review of the compensation arrangements of our Named Executive Officers, typically during the first quarter of the fiscal year. The compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually by the compensation committee and revised as warranted. The charter is available on the “Investor Relations” section of our website, which is located at https://investors.upwork.com, by clicking on “Documents and Charters” in the “Governance” section of the website.

In making its decisions, including with respect to the compensation of our Named Executive Officers, the compensation committee retains a compensation consultant (as described in “—Role of Compensation Consultant” below) to provide support in its review and assessment of our executive compensation program.

Setting Target Total Direct Compensation

Typically, during the first quarter of the fiscal year or more frequently as warranted, the compensation committee reviews the annual base salary levels, annual bonus opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria. Adjustments are generally effective at the beginning of the fiscal year or at the time of a promotion.

The compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our Named Executive Officers. Instead, in consultation with our independent compensation consultant, the compensation committee weighs various considerations, including the following:

●	our executive compensation program objectives;

●	our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;

●
each individual Named Executive Officer’s knowledge, skills, experience, qualifications, tenure, and scope of roles and responsibilities relative to other similarly-situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

●
the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

●	the potential of each individual Named Executive Officer to contribute to our long-term financial, operational, and strategic objectives;

●	our CEO’s compensation relative to that of our Named Executive Officers, and compensation parity among our Named Executive Officers;

●	our financial performance relative to our compensation and performance peers;

●
the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

●	the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to our CEO’s own compensation).

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The compensation committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. In making its decisions, which are subjective in nature, the members of the compensation committee consult with the compensation consultant and consider all of this information in light of their individual experience, knowledge regarding our company, knowledge of the competitive market, knowledge about each Named Executive Officer, and business judgment.

The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our Named Executive Officers. The compensation committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our Named Executive Officers because compensation benchmarking does not take into account the specific performance of the Named Executive Officers or our relative size and performance.

Instead, in making its determinations, and in consultation with the compensation consultant, the compensation committee reviews compensation information for a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our executive officers’ positions and informative of the competitive environment. The compensation committee also reviews broad-based compensation surveys to understand market compensation levels.

Role of Management

In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program structures, as well as our CEO’s recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our Named Executive Officers (except with respect to our CEO’s own compensation) based on our CEO’s evaluation of their performance for the prior year.

At the beginning of each year, our CEO reviews the performance of our other Named Executive Officers based on their overall performance and performance against business objectives established for him or her for the prior year, and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above. The annual business objectives for each Named Executive Officer are developed through mutual discussion and agreement between our CEO and the Named Executive Officers and are also reviewed with our board of directors.

The compensation committee reviews and discusses our CEO’s recommendations and considers them as one factor in determining and approving our Named Executive Officers’ compensation. Our CEO also attends board of directors and the compensation committee meetings at which executive compensation matters are addressed, except for discussions involving our CEO’s own compensation.

Role of Compensation Consultant

The compensation committee engages an external compensation consultant to assist it by providing information, analysis, market compensation data, and other advice for our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair, and serves at the discretion of the compensation committee, which reviews the engagement annually.

In 2019, the compensation committee again engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and with the data analysis and selection of our compensation peer group.

During 2019, Compensia attended the meetings of the compensation committee (both with and without management present) as requested and provided various services including:

●	consultation with the compensation committee chair and other members between compensation committee meetings;

●	review, research, and updating of our compensation peer group;

●
an analysis of competitive market data for our Named Executive Officer positions and evaluation of how the compensation we pay our Named Executive Officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

●	an analysis of a competitive market strategy and the development of equity award guidelines for our broad-based employee population;

●	a review and assessment of the risks associated with our compensation programs;

●	a review of executive short-term incentive compensation plan design practices within the competitive market;

●	an assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments; and

●	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement includes reporting directly to the compensation committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In 2019, Compensia did not provide any other services to us.

The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services, and the fees associated with the services provided during 2019. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the compensation committee evaluated Compensia’s independence and determined that no conflict of interest has arisen as a result of the work performed by Compensia.

Competitive Positioning

The compensation committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. To assess our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies.

This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the compensation committee considers, however, in making its compensation decisions for our Named Executive Officers.

In February 2019, the compensation committee used the following compensation peer group to analyze the compensation of our Named Executive Officers and make its initial compensation decisions for the year. This compensation peer group, which was developed in 2018 with the assistance of Compensia, was comprised of publicly-traded technology companies against which we compete for executive talent. In evaluating the companies comprising the compensation peer group, Compensia considered the following primary criteria:

●	publicly-traded companies headquartered in the United States and traded on a major U.S. stock exchange;

●	companies in the internet software and services GICS sub-industry sector;

●	similar revenue to ours – within a range of ~0.5x to ~2.0x our then-projected 2018 revenues of approximately $200 million (approximately $100 million to approximately $400 million); and

●
similar market capitalization to ours – within a range of ~0.2x to ~5.0x our then-projected IPO market capitalization of approximately $1.5 billion (approximately $300 million to approximately $7.5 billion).

This compensation peer group, which was used by the compensation committee during the first half of 2019 as a reference for understanding the competitive market for executive positions in our industry sector, consisted of the following companies:

AppFolio	Grubhub	Stamps.com

Appian	Quotient Technology	TechTarget

Care.com	Redfin	TrueCar

CarGurus	Roku	Twilio

Etsy	Shutterstock	XO Group

In July 2019, with Compensia’s assistance, the compensation committee reviewed and updated our compensation peer group to reflect changes in our financial profile and account for merger and acquisition activity involving peer companies. The companies in this compensation peer group were selected on the basis of their similarity to us, based on the following criteria:

●	publicly-traded companies headquartered in the United States and traded on a major U.S. stock exchange;

●	companies in the broad technology industry with a focus on online marketplaces and software;

●	similar revenue to ours – within a range of ~0.5x to ~2.0x our then-last four fiscal quarter revenue of approximately $263 million (approximately $132 million to approximately $526 million); and

●	similar market capitalization to ours – within a range of ~0.2x to ~5.0x our then market capitalization of approximately $1.76 billion (approximately $352 million to approximately $8.8 billion).

4 CommerceHub was included in the original peer group approved in February 2018, but was subsequently removed following its acquisition by GTCR and Sycamore Partners in May 2018.

As a result, the compensation committee approved a revised compensation peer group for the remainder of 2019 consisting of the following companies:

AppFolio	Etsy	Shutterstock

Appian	LivePerson	Stamps.com

Benefitfocus	Pluralsight	TechTarget

Care.com	Quotient Technology	TrueCar

CarGurus	Redfin	Yext

Cars.com

The compensation committee used data drawn from the companies in our compensation peer group, as well as data from a customized data search conducted from the Radford Global Technology Survey database, to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including annual base salary, target annual bonus opportunities, and long-term incentive compensation opportunities. Radford provides compensation market intelligence and is widely used within the technology industry.

 The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Consideration of the Most Recent Advisory “Say-on-Pay” Vote

Going forward, the compensation committee will consider results to the stockholder advisory vote on executive compensation, as such vote is required given our recent transition to large accelerated filer status.

Compensation Elements

Generally, our executive compensation program consists of three principal elements – annual base salary, annual bonus opportunities, and long-term incentive compensation in the form of equity awards:

ELEMENT	TYPE	FORM OF COMPENSATION	OBJECTIVE
Annual Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Bonuses	Variable
Cash or equity; bonus payments for 2019 were made based on performance against pre-established targets to members of our leadership team, including our Named Executive Officers, in the form of fully-vested RSU awards granted in February 2020
Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives

Long-Term Equity Incentives	Variable	Equity awards in the form of RSU awards that may be settled for shares of our common stock	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time of hire, taking into account the individual’s position, qualifications, experience, prior salary level, competitive market data, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our Named Executive Officers each year as part of its annual compensation review, with input from our CEO (except with respect to our CEO’s own base salary) and Compensia and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, target total direct compensation opportunity, and market conditions.

In February 2019, the compensation committee reviewed our Named Executive Officers’ base salaries considering a competitive market analysis prepared by its compensation consultant and the recommendations of our then-CEO (except with respect to his own annual base salary), as well as the other factors described in “—Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, the compensation committee determined to adjust the base salaries of each of our Named Executive Officers (other than our CEO) to bring their base salaries to levels that were comparable to those of similarly-situated executives in the competitive marketplace by increasing them by between four and five percent and to maintain the annual base salary of our CEO at its 2018 level.

Our Named Executive Officers’ base salaries were as follows, as determined in February 2019:

Named Executive Officer	2018 Base Salary	2019 Base Salary	Percentage Increase
Hayden Brown	$345,000	$362,250	5.0%
Brian Kinion	$350,000	$364,000	4.0%
Stephane Kasriel	$480,000	$480,000	—
Han-Shen Yuan	$345,000	$362,250	5.0%

Subsequently, in connection with her promotion to Chief Marketing and Product Officer effective April 1, 2019, the compensation committee approved an increase to the annual base salary of Ms. Brown from $362,250 to $462,250 effective April 1, 2019. Further, in connection with her promotion from Chief Marketing and Product Officer to President and CEO, our board of directors approved an increase to the annual base salary of Ms. Brown from $462,250 to $480,000 effective January 1, 2020. In each case, the compensation committee and our board of directors made these increases to Ms. Brown’s annual base salary to reflect the increased scope of her new position and additional responsibilities assumed as a result of such promotion and to bring Ms. Brown’s target total cash compensation opportunity to a level that was comparable to those of similarly-situated executives in the competitive marketplace. In determining the increase to Ms. Brown’s annual base salary to $480,000 in connection with her promotion to President and CEO, our board of directors also considered the annual base salary of Mr. Kasriel, or former President and CEO, which was $480,000 at the time of his resignation.

The base salaries paid to our Named Executive Officers during 2019 are set forth in the “—2019 Summary Compensation Table” below.

Annual Bonuses Under the 2019 Performance Bonus Plan

We use annual bonus and commission plans to motivate certain employees selected by the compensation committee, including our Named Executive Officers, to achieve our annual business goals as reflected in our annual operating plan. In February 2019, at the compensation committee’s recommendation, our board of directors adopted the Performance Bonus Plan for 2019 (the “2019 Performance Bonus Plan”) to provide annual bonus awards for achievement of one or more performance criteria as established by our board of directors. Our board of directors established a target annual bonus opportunity for each plan participant and a bonus pool for the 2019 performance period.

The compensation committee served as the administrator of the 2019 Performance Bonus Plan. Our board of directors and the compensation committee have the authority to amend or terminate the plan at any time and for any reason, provided that any amendment, suspension, or termination of the plan will not, without the participant’s consent, alter or impair any rights or obligations under any earned award of such participant.

Target Annual Bonus Opportunities

Bonus opportunities under the 2019 Performance Bonus Plan were set at a specific percentage of each participant’s annual base salary. In February 2019, the compensation committee reviewed the target annual bonus opportunities of our Named Executive Officers. Following this review and after taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our then-CEO (except with respect to his own target annual bonus opportunity), as well as the other factors described in “—Compensation-Setting Process—Setting Target Total Direct Compensation” above, the compensation committee determined to increase the target annual bonus opportunity of each of our Named Executive Officers (other than Mr. Kinion, whose target annual bonus opportunity was increased in 2018) to bring their target total cash compensation opportunities to levels that were comparable to those of similarly-situated executives in the competitive marketplace and to maintain the target annual bonus opportunity of Mr. Kinion at its 2018 level. The target annual bonus opportunities of our Named Executive Officers as determined in February 2019 were as follows:

Named Executive Officer	2018 Target Annual Bonus Opportunity (as a percentage of base salary)	2019 Target Annual Bonus Opportunity (as a percentage of base salary)
Hayden Brown	30%	47.9%
Brian Kinion	40%	40%
Stephane Kasriel	56.25%	75%
Han-Shen Yuan	30%	40%

Subsequently, in connection with her promotion to Chief Marketing and Product Officer effective April 1, 2019, the compensation committee approved an increase to the target annual bonus opportunity of Ms. Brown from 40% to 50% of her annual base salary effective April 1, 2019. Further, in connection with her promotion from Chief Marketing and Product Officer to President and CEO, our board of directors approved an increase to the target annual bonus opportunity of Ms. Brown from 50% to 60% of her annual base salary effective January 1, 2020. In each case, the compensation committee and our board of directors made these increases to Ms. Brown’s target annual bonus opportunity to reflect the increased scope of her new position and additional responsibilities assumed as a result of such promotion and to bring Ms. Brown’s target total cash compensation opportunity to a level that was comparable to those of similarly-situated executives in the competitive marketplace.

Potential annual bonuses for our Named Executive Officers under the 2019 Performance Bonus Plan could range from zero to 150% of their target annual bonus opportunities.

Corporate Performance Objectives under the 2019 Performance Bonus Plan

In February 2019, our board of directors selected revenue, adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and GSV as the performance measures for the 2019 Performance Bonus Plan. We adopted ASC 606 upon the filing of our annual report on Form 10-K for the year ended December 31, 2019, which was filed on March 2, 2020. ASC 606 was adopted effective January 1, 2019 on a modified retrospective basis. The corporate performance objectives under our 2019 Performance Bonus Plan were established in early 2019 and therefore were based on results under our prior accounting standard, ASC 605. For this purpose:

●	“revenue” means our 2019 revenue metric under ASC 605, as regularly reported to our board of directors;

●
“adjusted EBITDA” means our 2019 net income adjusted for stock-based compensation expense, depreciation expense and amortization expense, interest expense, other (income) expense, net, benefit from income taxes, and non-cash revaluation of our outstanding common stock warrant under ASC 605, as reported to our board of directors; and

●
“GSV” means our 2019 gross services volume metric, as reported to our board of directors. GSV represents the total amount that clients spend on both our marketplace offerings and our managed services offering and additional fees we charge to users for other services.

Our board of directors selected revenue as the principal performance measure for the 2019 Performance Bonus Plan because, in its view, this measure was the best indicator of our successful execution of our growth strategy, which it believed would most directly influence the creation of long-term stockholder value. For 2019, our revenue target level as set forth in our annual operating plan was greater than the amount earned in the comparable period for the prior fiscal year and represented an aggressive but achievable level of performance with diligent efforts by our management team. Our board of directors also selected adjusted EBITDA and GSV as additional performance measures that could result in a reduction to the bonus pool (including to zero) if certain pre-established target levels for each of these measures were not achieved during 2019.

The bonuses under the 2019 Performance Bonus Plan were determined by our compensation committee by multiplying the applicable percentage based on the company’s achievement of the performance objectives (as described in the table below) by each participant’s target annual bonus opportunity.

Actual 2019 Revenue (under ASC 605)	Earned Bonus Before Adjustments
$296 million or less	0%
$316 million	100%
$341 million or more	150%

The tentative bonus pool resulting from our revenue performance for the year was subject to reduction based on our 2019 adjusted EBITDA and GSV performance as follows:

●
2019 Adjusted EBITDA – If our 2019 adjusted EBITDA was less than $2 million under ASC 605, then the bonus pool would not be funded and no bonus awards would be made. If our 2019 adjusted EBITDA was equal to or greater than $2 million but less than $5 million under ASC 605, then the aggregate bonus pool otherwise allocable in respect of 2019 was to be reduced on a dollar-for-dollar basis by each dollar of 2019 adjusted EBITDA that is less than $5 million under ASC 605.

●
2019 GSV – If our actual revenue for 2019 was equal to or greater than $316 million under ASC 605 and our GSV for 2019 was less than $2.2 billion, then the aggregate bonus pool otherwise allocable in respect of 2019 was to be reduced by 10%.

Annual Bonus Payments under the 2019 Performance Bonus Plan

In February 2020, the compensation committee approved annual bonus awards to the participants in the 2019 Performance Bonus Plan, including our Named Executive Officers.
Based on the 2019 performance criteria established by our board of directors at the beginning of 2019, the compensation committee determined we achieved revenue of $302.6 million under ASC 605, which resulted in a bonus pool percentage of 33%. This produced an initial aggregate bonus pool of $2.2 million. We achieved adjusted EBITDA for 2019 of $9.7 million under ASC 605, which resulted in no reduction in the bonus pool. Finally, because our actual revenue achievement for 2019 did not exceed $316 million under ASC 605, our GSV for 2019, which was $2.1 billion, did not result in a reduction to the bonus pool.

The final aggregate bonus pool earned for purposes of the 2019 Performance Bonus Plan was $2.2 million, resulting in the following bonuses payable to our Named Executive Officers.

Named Executive Officer	Target Annual Bonus (as a percentage of base salary)	2019 Target Annual Bonus	Earned Annual Bonus Award	Actual Annual Bonus Payment (number of RSUs)
Hayden Brown(1)	47.9%	$209,569	$69,158	7,985
Brian Kinion	40%	$145,600	$48,048	5,548
Stephane Kasriel	75%	$360,000	$118,800	13,718
Han-Shen Yuan(2)	40%	$144,900	—	—

5 For performance between levels, the earned bonus before adjustments would be calculated on a straight-line basis.

(1)	Ms. Brown’s annual bonus payment was pro-rated for the corresponding periods before and after her appointment as our Chief Marketing and Product Officer effective April 1, 2019.
(2)	Mr. Yuan ceased employment prior to the date on which the annual bonuses were approved and did not receive a bonus payment for 2019.

As previously determined by our board of directors, the bonus awards for our Named Executive Officers were to be paid in the form of fully vested RSU awards, with the number of shares of our common stock subject to each such award calculated by dividing (i) the earned bonus award by (ii) the closing market price of our common stock on the day prior to the award grant date. The compensation committee granted RSUs effective February 29, 2020, using the closing market price of our common stock of $8.66 per share, resulting in each Named Executive Officer receiving the number of fully vested RSU awards shown in the table above.

The annual bonuses awarded to our Named Executive Officers for 2019 are set forth in the “—2019 Summary Compensation Table” below.

Long-Term Equity Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create long-term value for our stockholders. Equity awards also help us retain and reward qualified executive officers in a competitive market. Typically, we have granted equity awards to our Named Executive Officers as part of the compensation committee’s annual review of our executive compensation program.

Currently, we use RSU awards with time-based vesting requirements that may be settled for shares of our common stock. We did not grant any RSU awards to Named Executive Officers in 2018 and instead began issuing RSU awards to our Named Executive Officers in 2019 following our initial public offering in October 2018. We transitioned from granting stock options to RSU awards following our initial public offering because, unlike stock options, RSU awards have value to the recipient even in the absence of stock price appreciation. As a result, by issuing RSU awards we are able to incentivize and retain our Named Executive Officers using fewer shares of our common stock than would be necessary if we used stock options. In addition, because the value of these RSU awards increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our Named Executive Officers that are aligned with the interests of our stockholders.

To date, the compensation committee has not applied a rigid formula in determining the size and form of the equity awards to be granted to our Named Executive Officers as part of our annual focal review of equity awards. Instead, in making these decisions, the compensation committee has exercised its judgment as to the amount and form of the awards after considering the factors described in “—Compensation-Setting Process—Setting Target Total Direct Compensation” above. Based upon these factors, the compensation committee has determined the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Transition Equity Awards for Ms. Brown and Mr. Yuan

In February 2019, the compensation committee granted long-term incentive compensation opportunities in the form of time-based RSU awards to Ms. Brown and Mr. Yuan to facilitate our transition from granting equity awards periodically to the more customary annual grant practice used by public companies. The compensation committee determined the number of shares of our common stock subject to the RSU awards granted to Ms. Brown and Mr. Yuan after considering a competitive market analysis prepared by its compensation consultant, the recommendations of our then-CEO, the amount of equity compensation previously held by each Named Executive Officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), and the other factors described in “—Compensation-Setting Process—Setting Target Total Direct Compensation” above.

The RSU awards granted to our Named Executive Officers in February 2019 were as follows:

Named Executive Officer	RSU Award (number of shares)	RSU Award (grant date fair value)
Hayden Brown	31,023	$681,575
Han-Shen Yuan	31,023	$681,575

The time-based RSU awards granted to each of Ms. Brown and Mr. Yuan in February 2019 vest over an approximately 45-month period, with 8.33% of the shares of our common stock subject to the awards vesting on January 18, 2020 (the first anniversary of the vesting commencement date), an additional 8.33% of the shares vesting in equal quarterly installments over the next 30 months, and all remaining unvested shares vesting on October 18, 2022 such that the awards vest as to one-third of the shares of our common stock subject to the award in each of 2020, 2021, and 2022, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date. The vesting schedule of these RSU awards granted to Ms. Brown and Mr. Yuan was designed to create meaningful equity compensation to Ms. Brown and Mr. Yuan during our transition from granting equity awards periodically to the more customary annual grant practice used by public companies.

Promotional Equity Awards for Ms. Brown

In connection with her promotion from Senior Vice President, Product and Design to Chief Marketing and Product Officer effective April 1, 2019, the compensation committee granted Ms. Brown an RSU award for 61,760 shares of our common stock on May 3, 2019. The number of shares of our common stock subject to this RSU award was determined by the compensation committee after taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendation of our then-CEO, and the other factors described in “—Compensation-Setting Process—Setting Target Total Direct Compensation” above. This time-based RSU award vests over a 48-month period, with 6.25% of the shares of common stock subject to the award vesting on June 18, 2019, and an additional 6.25% of the shares vesting in equal quarterly installments over the next 15 quarters, contingent upon Ms. Brown remaining continuously employed by us through each applicable vesting date.

In addition, in connection with her promotion to President and CEO effective January 1, 2020, our board of directors granted Ms. Brown an RSU award for 870,322 shares of our common stock on December 12, 2019. The number of shares of our common stock subject to this RSU award was determined by our board of directors after taking into consideration a competitive market analysis prepared by its compensation consultant and the other factors described in “—Compensation-Setting Process—Setting Target Total Direct Compensation” above. This time-based RSU award vests over a 48-month period, with 6.25% of the shares of our common stock vesting on March 18, 2020, and an additional 6.25% of the shares vesting in equal quarterly installments over the next 15 quarters, contingent upon Ms. Brown remaining continuously employed by us as our President and CEO through each applicable vesting date.

The equity awards granted to our Named Executive Officers during 2019 are set forth in the “—2019 Summary Compensation Table” and the “—2019 Grants of Plan-Based Awards Table” below.

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in the same employee benefit plans, and generally on the same terms and conditions, as all other U.S. full-time employees. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, and reimbursement for mobile phone coverage.

We also sponsor a Section 401(k) retirement plan (the “Section 401(k) Plan”) that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. U.S. employees who have attained at least 18 years of age are generally eligible to participate in the Section 401(k) Plan as of the first day of the calendar month. Participants may make pre-tax contributions to the Section 401(k) Plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Internal Revenue Code (the “Code”).Currently, we match 50% of a participant’s contributions to the Section 401(k) Plan in cash, subject to an annual maximum limit of $5,000 per employee. An employee’s interest in his or her pre-tax deferrals is 100% vested when contributed.

We design and adjust our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2019, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for any individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, subject to approval and periodic review by the compensation committee.

Employment Arrangements

We entered into written employment offer letters with each of our Named Executive Officers when they joined us, which employment offer letters were amended and restated in May 2018. Each of these arrangements was approved on our behalf by the compensation committee. We believe that these arrangements were necessary to secure the continued service of these individuals in a highly competitive job market.

Each of these amended and restated employment offer letters provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time with or without cause) and generally sets forth the Named Executive Officer’s then-current annual base salary, eligibility for participation in our annual performance bonus plan, and eligibility to participate in our employee benefit plans, including our health insurance plan and disability insurance plan, as established from time to time. In addition, by executing an amended and restated employment offer letter, each Named Executive Officer reaffirmed the terms and conditions of the employee invention assignment and confidentiality agreement and the employee dispute resolution agreement that he or she had previously entered into with us.

These amended and restated employment offer letters also provide that each Named Executive Officer will be eligible to enter into a change in control and severance agreement based on his or her position within our company. These agreements specify the severance payments and benefits that he or she will be eligible to receive in connection with certain terminations of employment from our company. These post-employment compensation arrangements are discussed in “—Post-Employment Compensation” below.

Subsequently, Ms. Brown executed an addendum to her amended and restated employment offer letter to reflect her promotion to Chief Marketing and Product Officer effective April 1, 2019 and thereafter entered into an amended and restated offer letter dated December 8, 2019 to reflect the terms of her employment as our President and CEO effective January 1, 2020.

For detailed descriptions of the employment arrangements with our Named Executive Officers, see “—Potential Payments upon Termination or Change in Control” below.

Post-Employment Compensation

We have entered into change in control and severance agreements with each of our Named Executive Officers which provide for certain protections in the event of certain involuntary terminations of employment, including a termination of employment in connection with a change in control of us, in exchange for a general release of claims and compliance with a non-disparagement covenant for a period of 24 months following separation from us. Each change in control and severance agreement is in effect for three years, with automatic renewals for new three-year periods unless notice is given by us to the Named Executive Officer three months prior to the date on which the agreement would otherwise renew.

We believe these change in control and severance agreements provide reasonable compensation in the form of severance pay and certain limited benefits to the Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation and release agreement in a form and with terms acceptable to us providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We believe that these agreements help maintain our Named Executive Officers’ continued focus on their assigned duties to maximize stockholder value if there is a potential change in control transaction and mitigate the risk of subsequent disputes or litigation. The terms and conditions of these agreements were approved by our board of directors after an analysis of competitive market data in consultation with the compensation consultant.

Under the change in control and severance agreements, all payments and benefits in the event of a change in control of us are payable only if there is a connected loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). We use this double-trigger arrangement to protect against the loss of retention value following a change in control of us and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

In the event of a change in control of us, to the extent Section 280G or 4999 of the Code is applicable to a Named Executive Officer, such individual is entitled to receive either a:

●	payment of the full amounts specified in his or her agreement to which he or she is entitled; or

●
payment of such amount that is $1.00 less than the amount that would otherwise trigger the excise tax imposed by Section 4999, depending on which results in the Named Executive Officer receiving a higher amount after taking into account all federal, state, local, and foreign income, employment, and other taxes and the excise tax imposed by Section 4999.

We are not obligated to provide excise tax payments (or “gross-ups”) to any of our executive officers, including our Named Executive Officers.

In connection with her appointment as our President and CEO, in December 2019 Ms. Brown’s change in control and severance agreement was amended and restated to reflect the terms of her employment as our President and CEO effective January 1, 2020. This agreement provides for the following payments and benefits if Ms. Brown’s employment is terminated by us without “cause” or by Ms. Brown for “good reason” outside of a “change in control” (as such terms are defined in the change in control and severance agreement) of us in exchange for a customary release of claims:

●	a lump sum severance payment equal to 12 months of base salary;

●	the payment of premiums for continued medical benefits for up to 12 months; and

●	50% acceleration of any of her then-outstanding and unvested equity awards (other than equity awards that vest, in whole or in part, upon the satisfaction of performance criteria).

If her employment is terminated by us without “cause” or by Ms. Brown for “good reason” within the three months preceding a change in control of us (but after a legally binding and definitive agreement for the potential change in control of us has been executed) or within the 12 months following a change in control of us, then Ms. Brown is eligible to receive the following payments and benefits in exchange for a customary release of claims:

●	a lump sum severance payment equal to 18 months of base salary;

●	the payment of premiums for continued medical benefits for up to 18 months;

●	a lump sum payment equal to Ms. Brown’s then-current target bonus opportunity on a pro-rated basis; and

●	100% acceleration of any of her then-outstanding and unvested equity awards (other than equity awards that vest, in whole or in part, upon the satisfaction of performance criteria).

This agreement will be in effect for three years, with automatic renewals for new three-year periods unless notice is given by us to Ms. Brown at least three months prior to the expiration of the agreement.

We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of us, are essential to attracting and retaining highly-qualified executive officers. The compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining our Named Executive Officers’ compensation. We do believe, however, that these arrangements are necessary to offer competitive compensation packages.

For detailed descriptions of the post-employment compensation arrangements with all of our Named Executive Officers, as well as an estimate of the potential payments and benefits payable thereunder, see “—Potential Payments upon Termination or Change in Control” below.

Confidentiality, Non-Competition, and Non-Solicitation Agreements

Our Named Executive Officers have each entered into agreements containing confidentiality, non-competition, and non-solicitation covenants. Under these agreements, our Named Executive Officers have agreed to refrain from (i) disclosing our proprietary information in perpetuity, (ii) competing with us or soliciting our clients or customers during the period of their employment, and (iii) soliciting our employees or consultants for a period of 12 months following the termination of their employment.

Other Compensation Policies

Stock Ownership Guidelines

Our Stock Ownership Guidelines are designed to encourage our CEO and other executive officers and the members of our board of directors to achieve and maintain a significant equity stake in our company and more closely align their interests with those of our stockholders. The current market value of the qualifying shares each is required to own is as follows:
Individual Subject to Stock Ownership Guidelines	Ownership level
CEO	Five times current annual base salary
Other Executive Officers	One times current annual base salary
Non-Employee Directors	Three times annual cash retainer for services as a member of our board of directors

The minimum level of ownership is expected to be achieved within five years of the date the applicable individual becomes covered by the Stock Ownership Guidelines and each such individual is expected to continuously hold sufficient equity to satisfy the ownership level thereafter for the duration the individual is covered by the Stock Ownership Guidelines. Owned shares, vested RSUs and vested stock options are included for purposes of calculating ownership. As of December 31, 2019, each of our Named Executive Officers was in compliance with the applicable ownership levels required by the Stock Ownership Guidelines.

Hedging, Derivative Securities Transactions, Short Selling, and Pledging

Under our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our board of directors are prohibited from engaging in hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts, and may not contribute our securities to exchange funds that could be interpreted as having the effect of hedging in our securities. Further, our employees (including executive officers) and the non-employee members of our board of directors are prohibited from engaging in transactions involving options or other derivative securities on our securities, such as puts and calls, whether on an exchange or in any other market and from engaging in short sales of our securities, including short sales “against the box.”

Also, under our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our board of directors are prohibited from using or pledging our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Compliance Officer, which approval is limited to situations where the subject individual has demonstrated the financial capacity to repay the loan without resorting to the pledged securities).

Exchange Act Rule 10b5-1 Plans

Certain of our executive officers have adopted written plans, known as “Rule 10b5-1 plans,” in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the executive officer or non-employee director when entering into the plan, without further direction from them. The executive officer or non-employee director may amend or terminate the plan in specified circumstances.

Tax and Accounting Considerations

The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.

Deductibility of Executive Compensation

Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes for remuneration in excess of $1 million paid to certain current and former executive officers who are “covered employees.” The Tax Cuts and Jobs Act of 2017 (the “TJCA”) repealed exceptions to the deductibility limit that were previously available for “performance-based compensation,” including equity awards, effective for taxable years after December 31, 2017, subject to certain grandfathering rules. Prior to the enactment of the TJCA Section 162(m) included special transition relief rules pursuant to which remuneration paid according to a compensation plan or agreement that existed prior to a company’s initial public offering and had been publicly disclosed was excluded from the $1 million annual deduction limit. This transition relief applied until the earliest of (i) the expiration of the plan or agreement; (ii) a material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that had been allocated under the plan; or (iv) the first meeting of stockholders at which directors are elected that is after the end of the third calendar year following the calendar year in which the company’s initial public offering occurred. Proposed regulations issued by the Internal Revenue Service in December 2019, indicate that the transition relief rules will continue to apply to companies such as us that become publicly held on or prior to December 20, 2019.

While our compensation committee considers the deductibility of awards as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the proposed regulations beyond the control of the compensation committee, no assurance can be given that any compensation paid by us will qualify for the transition relief or be deductible under Section 162(m) even if so intended.

Accounting for Stock-Based Compensation

The compensation committee considers accounting implications when designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Compensation Risk Considerations

In April 2019, the compensation committee, with the assistance of Compensia, reviewed our various compensation programs and related policies and practices. The compensation committee believes that the mix and design of the elements of such programs do not encourage our employees, including our executive officers, to take, or reward our employees for taking, inappropriate or excessive risks and accordingly are not reasonably likely to have a material adverse effect on us. We believe the following characteristics of our compensation programs operate to reduce the possibility of our employees, including our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

●
Our compensation programs are overseen by an independent compensation committee which bases our compensation policies and practices on a well-defined and appropriate pay philosophy, reasonable comparator peer group, and market positioning for each employee group.

●
We annually review the employee compensation mix to reflect a balance between fixed and variable pay, cash and equity-based compensation, and a short-term and long-term performance focus, based on the nature of each employee groups’ responsibilities and market practices, and to ensure that compensation levels are directly tied to our actual performance results.

●
Our annual bonus plans are subject to the achievement of financial performance metrics which are established by management and either our board or directors or the compensation committee on an annual basis, tied to our annual operating plans and budget, offer upside leverage that is within reasonable market norms, and provide for capped payouts.

●
While our sales incentive plans are uncapped, these plans are subject to a rigorous system of internal controls and reviewed and approved by multiple functional groups, with payouts that are reviewed by appropriate senior executives on a monthly and quarterly basis.

●
The equity spend between our executive officers and our general employee population is reasonable as compared to competitive market norms. In addition, we maintain equity award grant guidelines that govern equity awards sizing and a formal equity award grant policy that provides for regularly scheduled awards with the approval of the compensation committee.

●
Our Insider Trading Policy prohibits our employees, executive officers, and the members of our board of directors from hedging the economic interest in our securities, and from pledging our securities.

●	In the case of our executive compensation program:

o
Our executive compensation program is overseen by an independent compensation committee which has retained an independent external compensation consultant to advise on competitive market practices and the suitability of its compensation actions and decisions.

o
The compensation committee conducts an annual review of our executive compensation program, as well as the compensation levels of our executive officers, against an appropriate compensation peer group and considers competitive market practices in its compensation actions and decisions.

o
The target total direct compensation opportunities of our executive officers consist of a balanced mix of “fixed” pay (in the form of base salaries) and “at-risk” pay (in the form of annual performance bonuses and RSU awards), and the compensation committee annually reviews this mix against competitive market data.

o	We use multiple performance measures in the annual performance bonus plan in which our executive officers participate.

o	The equity awards granted to our executive officers are subject to multi-year vesting requirements.

o	Our post-employment compensation arrangements are designed to be reasonable in design and amount to attract and retain our executive officers without providing excessive payments or benefits.

REPORT OF THE COMPENSATION COMMITTEE
This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee
Gregory C. Gretsch, Chair
Elizabeth Nelson
Gary Steele

2019 Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by, or paid to each of our Named Executive Officers for all services rendered in all capacities during 2017, 2018, and 2019:

Name and Principal Positions	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Hayden Brown	2019	437,250		—		11,020,059	—		69,158	4,425	(4)	11,530,892
Former Chief Marketing and Product Office; Current President and Chief Executive Officer(3)	2018	365,466	(5)	—		—	—		105,134	7,400	(6)	478,000
	2017(7)	239,797		10,196	(8)	—	1,097,906		69,475	56,386	(9)	1,473,760
Brian Kinion	2019	364,000		—		—	—		48,048	14,299	(10)	426,347
Chief Financial Officer	2018	345,000		—		—	—		142,140	5,000	(11)	492,140
	2017(12)	58,160		—		—	1,929,311		16,850	1,119	(13)	2,005,440
Stephane Kasriel	2019	480,000		—		—	—		118,800	15,969	(15)	614,769
Former President and Chief Executive Officer(14)	2018	511,649	(16)	—		—	8,907,075	(17)	278,100	18,689	(18)	9,715,513
	2017	473,583		—		—	—		164,651	7,362	(19)	645,596
Han-Shen Yuan	2019	362,250		—		681,575	—		—	8,396	(21)	1,052,221
Former Senior Vice President, Engineering(20)

(1)
The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the RSUs and stock options granted to our Named Executive Officers during 2017, 2018 and 2019, as applicable, as computed in accordance with ASC 718. See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the relevant assumptions used in calculating these amounts. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our Named Executive Officers from the stock options.

(2)
The amounts reported represent incentive bonuses earned pursuant to our 2017, 2018, and 2019 performance bonus plans. Payments for 2019 are described in greater detail in the section titled “—Compensation Discussion and Analysis—Compensation Elements—Annual Bonuses Under the 2019 Performance Bonus Plan.”

(3)
Ms. Brown served as our Senior Vice President, Product and Design until April 2019, when she became our Chief Marketing and Product Officer. Ms. Brown became our President and Chief Executive Officer in January 2020.

(4)
The amount reported represents (i) our matching contribution of $647 on Ms. Brown’s behalf under our 401(k) Plan, (ii) $2,431 paid to our disability insurance plan, and (iii) $1,347 in parking and commuting costs paid by us.

(5)	The amount reported represents (i) Ms. Brown’s salary of $340,240 and (ii) a payment of $25,226 for accrued paid time off.
(6)	The amount reported represents (i) our matching contribution of $5,000 on Ms. Brown’s behalf under our 401(k) Plan and (ii) $2,400 paid to our disability insurance plan.
(7)	Ms. Brown took a leave of absence for a portion of 2017.
(8)	The amount reported represents a spot bonus paid to Ms. Brown.
(9)
The amount reported represents (i) our matching contribution of $5,000 on Ms. Brown’s behalf under 401(k) Plan, (ii) $1,898 paid to our disability insurance plan, and (iii) $49,488 paid by us to Ms. Brown during a leave of absence.

(10)
The amount reported represents (i) our matching contribution of $5,000 on Mr. Kinion’s behalf under our 401(k) Plan, (ii) $4,085 paid to our disability insurance plan, and (iii) $5,214 in parking and commuting costs paid by us.

(11)	The amount reported represents our matching contribution of $5,000 on Mr. Kinion’s behalf under our 401(k) Plan.
(12)	Mr. Kinion was hired as our Chief Financial Officer in October 2017.
(13)	The amount reported represents our matching contribution of $1,119 on Mr. Kinion’s behalf under our 401(k) Plan.
(14)	Mr. Kasriel served as our President and Chief Executive Officer until December 31, 2019.
(15)
The amount reported represents (i) our matching contribution of $5,000 on Mr. Kasriel’s behalf under our 401(k) Plan, (ii) $3,781 paid to our disability insurance plan, and (iii) $7,188 in parking and commuting costs paid by us.

(16)	The amount reported represents (i) Mr. Kasriel’s salary of $480,000 and (ii) a payment of $31,649 for accrued paid time off.
(17)
The amount reported assumes the stock option was valued based on the maximum outcome of the applicable performance condition (i.e. based on 100% of performance). This stock option was cancelled in August 2019 because achievement of the performance conditions was determined not to be probable and was never exercised.

(18)
The amount reported represents (i) our matching contribution of $5,000 on Mr. Kasriel’s behalf under our 401(k) Plan, (ii) $9,950 in family travel expenses and related tax gross-up amounts, and (iii) $3,739 paid to our disability insurance plan.

(19)	The amount reported represents (i) our matching contribution of $5,000 on Mr. Kasriel’s behalf under our 401(k) Plan and (ii) $2,362 paid to our disability insurance plan.
(20)	Mr. Yuan’s employment ended in January 2020. Mr. Yuan was not a Named Executive Officer in 2017 or 2018.
(21)
The amount reported represents (i) our matching contribution of $5,000 on Mr. Yuan’s behalf under our 401(k) Plan, (ii) $2,993 paid to our disability insurance plan, and (iii) $403 in parking and commuting costs paid by us.

2019 Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made in 2019 for each of our Named Executive Officers under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table.

Name	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Threshold ($)	Target ($)	Maximum ($)
Hayden Brown	Cash(3)	—	—	1	209,569	314,353	—	—
	RSU(4)	2/11/2019	2/11/2019	—	—	—	31,023	681,575
	RSU(4)	5/3/2019	5/3/2019	—	—	—	61,760	1,278,432
	RSU(4)	12/12/2019	12/6/2019	—	—	—	870,322	9,060,052
Brian Kinion	Cash	—	—	1	145,600	218,400	—	—
Stephane Kasriel	Cash	—	—	1	360,000	540,000	—	—
Han-Shen Yuan	Cash	—	—	1	144,900	217,3500	—	—
	RSU(4)	2/11/2019	2/11/2019	—	—	—	31,023	681,575

(1)
Reflects target and maximum target bonus amounts for 2019 performance under our 2019 Performance Bonus Plan, as described in “—Compensation Discussion and Analysis—Compensation Elements—Annual Bonuses Under the 2019 Performance Bonus Plan.” These amounts do not correspond to the actual amounts that were received by our Named Executive Officers.

(2)
The amounts reported in this column represent the grant date fair value of each award as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 11 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by our Named Executive Officers from the awards.

(3)
The amount reported reflects Ms. Brown’s bonus opportunity under the 2019 Performance Bonus Plan that is pro-rated for the corresponding periods before and after her appointment as our Chief Product and Marketing Officer effective April 1, 2019. Ms. Brown’s promotion to President and CEO was effective January 1, 2020 and therefore the amount reported is not affected by such promotion.

(4)	The vesting of these RSU awards is detailed in the “—Outstanding Equity Awards at 2019 Fiscal Year-End” table below.

Outstanding Equity Awards at 2019 Fiscal Year-End Table
The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and RSUs held as of December 31, 2019.

			Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have
Name	Grant Date(1)		Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Not Vested ($)(2)
Hayden Brown	12/15/2011	(3)	2,375	—	$1.52	12/14/2021	—	—
	4/07/2014	(3)	120,597	—	$2.76	4/06/2024	—	—
	9/25/2014	(3)	20,965	—	$3.04	7/24/2023	—	—
	12/19/2014	(3)	15,642	—	$3.67	12/18/2024	—	—
	4/23/2015	(4)	78,114	—	$3.58	4/22/2025	—	—
	12/23/2015	(5)	23,334	21,667	$3.03	12/22/2025	—	—
	9/26/2017	(6)	202,082	377,038	$3.68	9/25/2027	—	—
	2/11/2019	(7)	—	—	—	—	31,023	331,015
	5/3/2019	(8)	—	—	—	—	50,180	535,421
	12/12/2019	(9)	—	—	—	—	870,322	9,286,336
Brian Kinion	10/30/2017	(10)	520,000	680,000	$3.68	10/29/2027	—	—
Stephane Kasriel	4/07/2014	(3)	73,779	—	$2.76	4/06/2024	—	—
	9/25/2014	(3)	18,450	—	$3.04	10/30/2023	—	—
	9/25/2014	(3)	277,289	—	$3.04	6/24/2022	—	—
	4/23/2015	(11)	2,865,636	204,688	$3.58	4/22/2025	—	—
	4/20/2016	(12)	733,333	266,667	$3.23	4/19/2026	—	—
Han-Shen Yuan	9/21/2015	(13)	22,500	45,002	$3.18	9/20/2025	—	—
	9/26/2017	(14)	100,773	292,145	$3.68	9/25/2027	—	—
	2/11/2019	(15)	—	—	—	—	31,023	331,015

(1)
Outstanding equity awards with a grant date of December 15, 2011 and September 25, 2014 were granted under the oDesk 2004 Stock Plan (the “2004 Plan”). Outstanding equity awards with a grant date of April 7, 2014 or after September 25, 2014 and prior to August 30, 2018, the date the 2018 Plan became effective, were granted under our 2014 Equity Incentive Plan (the “2014 Plan”). Outstanding equity awards with a grant date after August 30, 2018 were granted under the 2018 Plan. The vesting of all awards is subject to continued service on each vesting date, in addition any additional vesting terms described below.

(2)	Represents the fair market value of the shares underlying the RSUs as of December 31, 2019, based on the closing price on Nasdaq of our common stock on December 31, 2019, which was $10.67 per share.
(3)	This stock option was fully vested as of December 31, 2019.
(4)
The stock option vests at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the April 15, 2015 vesting commencement date. The stock option is early exercisable and was vested as to 62,780 shares as of December 31, 2019. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change in Control.”

(5)
The stock option vests at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the January 1, 2016 vesting commencement date. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change in Control.”

(6)
The stock option vests at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the September 26, 2017 vesting commencement date. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change in Control.”

(7)
The RSUs vest at a rate of 1/12th of the shares of our common stock underlying the RSUs each quarter beginning on January 18, 2020. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(8)
The RSUs vest at a rate of 1/16th of the shares of our common stock underlying the RSUs each quarter beginning on June 18, 2019. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(9)
The RSUs vest at a rate of 1/16th of the shares of our common stock underlying the RSUs each quarter beginning on March 18, 2020, subject to Ms. Brown’s continued employment as our CEO on each vesting date. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(10)
The stock option vests at a rate of 1/5th of the shares of our common stock underlying the stock option on October 30, 2018 and 1/60th of the shares of our common stock underlying the stock option monthly thereafter. The stock option is subject to acceleration upon certain events as described in the section titled “—Potential Payments upon Termination or Change in Control.”

(11)
The stock option vests at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the April 20, 2015 vesting commencement date and is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(12)
The stock option vests at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the April 20, 2016 vesting commencement date and is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(13)
Prior to the cessation of Mr. Yuan’s employment in January 2020, the stock option vested at a rate of 1/5th of the shares of our common stock underlying the stock option on June 16, 2016 and 1/60th of the shares of our common stock underlying the stock option monthly thereafter and was subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(14)
Prior to the cessation of Mr. Yuan’s employment in January 2020, the stock option vested at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the September 26, 2017 vesting commencement date and was subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(15)
Prior to the cessation of Mr. Yuan’s employment in January 2020, the RSUs vested at a rate of 1/12th of the shares of our common stock underlying the RSUs each quarter beginning on January 18, 2020 and were subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

On February 18, 2020, our compensation committee approved grants of RSU awards under the 2018 Plan to our Named Executive Officers that were granted effective February 29, 2020 pursuant to our 2019 Performance Bonus Plan. Mr. Kasriel was granted an RSU award for 13,718 shares of our common stock, Ms. Brown was granted an RSU award for 7,985 shares of our common stock, and Mr. Kinion was granted an RSU award for 5,548 shares of our common stock, each of which was fully vested on the date of grant. Because his employment ended prior to the effective date of the awards, Mr. Yuan did not receive an RSU award.
2019 Stock Option Exercises and Stock Vested Table
The following table presents, for each of our Named Executive Officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during 2019 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Hayden Brown	18,750	234,204	11,580	157,063
Brian Kinion	—	—	—	—
Stephane Kasriel	836,386	9,685,557	—	—
Han-Shen Yuan	520,753	6,080,504	—	—
____________
(1)
The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our common stock on the date of exercise and the aggregate exercise price of the stock option. Amounts shown are presented on an aggregate basis for all exercises that occurred during 2019.

(2)
The aggregate value realized upon the vesting and settlement of an RSU is based on the closing price on Nasdaq of our common stock on the date prior to the day of vesting. Amounts shown are presented on an aggregate basis for all vesting and settlement that occurred during 2019.

Offer Letters
We have entered into offer letters with Ms. Brown and Messrs. Kinion and Gilpin, and we had entered into offer letters with each of Messrs. Kasriel and Yuan prior to the termination of their employment in December 2019 and January 2020, respectively. Each of these offer letters provides (or provided, in the case of Messrs. Kasriel and Yuan) for at-will employment and generally includes the Named Executive Officer’s initial base salary and an indication of eligibility for an annual bonus award opportunity. In addition, while employed, each of our Named Executive Officers is eligible to participate in our annual performance bonus plan, a disability plan, and employee benefit plans, including health insurance, that we offer to our employees. In addition, each of our Named Executive Officers executed a form of our standard confidential information and invention assignment agreement upon the commencement of their employment. Any potential payments and benefits due upon a termination of employment or a change in control of the company are further described in the following section “—Potential Payments upon Termination or Change in Control.”
Potential Payments upon Termination or Change in Control
In May 2018, we entered into change in control and severance agreements with each of our Named Executive Officers, which provide for the following benefits if the Named Executive Officer is terminated by us without cause or, with respect to our President and CEO only, by the Named Executive Officer for good reason outside of a change in control in exchange for a customary release of claims: (i) a lump sum severance payment of six months base salary (twelve months for our President and CEO); (ii) payment of premiums for continued medical benefits for up to six months (twelve months for our President and CEO); and (iii) in the case of our President and CEO only, 50% acceleration of any then-unvested equity awards (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria). Ms. Brown’s change in control and severance agreement was amended and restated in December 2019 to reflect the terms of her employment as our President and CEO effective January 1, 2020.

If the Named Executive Officer’s employment is terminated by us without cause or by the executive for good reason within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change in control has been executed) or within the twelve months following a change in control, the change in control and severance agreements provide the following benefits in exchange for a customary release of claims: (i) a lump sum severance payment of twelve months base salary (eighteen months for our President and CEO); (ii) a lump sum payment equal to the Named Executive Officer’s then-current target bonus opportunity on a pro-rated basis; (iii) 100% acceleration of any then-unvested equity awards (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria); and (iv) payment of premiums for continued medical benefits for up to twelve months (eighteen months for our President and CEO). Each change in control and severance agreement is in effect for three years, with automatic renewals for new three-year periods unless notice is given by us to the Named Executive Officer three months prior to expiration.
An award agreement for equity awards that vest upon satisfaction of performance criteria may provide for acceleration upon a change in control.
The benefits under the change in control and severance agreements supersede all other cash severance and vesting acceleration arrangements (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria, which will be governed by the terms of the applicable performance-based equity awards).
As a result of the termination of their employment, Messrs. Kasriel and Yuan are no longer entitled to receive the benefits described above under the change in control and severance agreements.
In connection with his resignation as our President and CEO effective as of December 31, 2019, we entered into an advisory agreement with Mr. Kasriel on December 8, 2019 that provides for, among other things, 100% acceleration of any then-unvested stock options in the event of a change in control prior to April 30, 2021, subject to Mr. Kasriel’s execution of a release of claims.
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our Named Executive Officers. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on December 31, 2019, and the price per share of our common stock was the closing price on Nasdaq as of December 31, 2019, which was $10.67. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Qualifying Termination – No Change in Control				Qualifying Termination – Change in Control
Name	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)	Cash Severance ($)(1)	Bonus Payment ($)(3)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)
Hayden Brown(4)	231,125	15,545	—	2446,670	462,250	209,569	31,091	13,062,522	13,765,432
Brian Kinion	182,000	16,821	—	198,821	364,000	145,600	33,641	4,753,200	5,296,441
Stephane Kasriel(5)	480,000	33,641	1,717,620	2,231,261	720,000	360,000	50,462	3,435,240	4,565,702
Han-Shen Yuan	181,125	3,641	—	184,766	362,250	144,900	7,282	2,710,174	3,224,606

(1)	The severance amount related to base salary was determined based on the base salaries in effect on December 31, 2019.
(2)
The value of accelerated vesting is calculated based on the per share closing price on Nasdaq as of December 31, 2019, which was $10.67, less, if applicable, the aggregate exercise price of each outstanding unvested stock option.

(3)	The value of the bonus payment was determined based on the target bonuses in effect on December 31, 2019.
(4)
The amounts presented for Ms. Brown reflect the estimated payments and benefits that would be provided to Ms. Brown assuming the triggering event took place before her promotion to President and CEO effective January 1, 2020.

(5)
Mr. Kasriel’s employment ended on December 31, 2019. The amounts presented for Mr. Kasriel reflect the estimated payments and benefits that would be provided to Mr. Kasriel assuming the triggering event took place while he was still our President and CEO.

Limitations on Liability and Indemnification Matters
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
●	any transaction from which the director derived an improper personal benefit.
Our restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and our key employees. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.
We believe that these provisions of our restated certificate of incorporation, amended and restated bylaws, and indemnification agreements are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2019 with respect to compensation plans under which shares of our common stock may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding securities (#)	Weighted-average exercise price per share of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	17,643,761 (1)	$3.61 (2)	18,086,772 (3)
Equity compensation plans not approved by security holders	—	N/A	—
Total	17,643,761	$3.61	18,086,772

(1)
Includes the 2004 Plan, the Elance 2009 Stock Option Plan (the “2009 Plan”), the 2014 Plan and the 2018 Plan. Excludes purchase rights accruing under the 2018 Employee Stock Purchase Plan (the “2018 ESPP”).

(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(3)
Includes 16,091,801 shares of our common stock available for issuance under the 2018 Plan as of December 31, 2019 and 1,994,971 shares of our common stock available for issuance under the 2018 ESPP as of December 31, 2019. There were no shares of common stock available for issuance under the 2004 Plan, the 2009 Plan, or the 2014 Plan as of December 31, 2019, but those plans will continue to govern the terms of stock options granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2004 Plan, the 2009 Plan, or the 2014 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of common stock under the 2018 Plan. In addition, the number of shares reserved for issuance under the 2018 Plan increased automatically by 5,680,219 on January 1, 2020 and will increase automatically on the first day of January of each of 2021 through 2028 by the number of shares equal to 5% of the total issued and outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our board of directors or our compensation committee. The number of shares reserved for issuance under the 2018 ESPP increased automatically by 908,835 on January 1, 2020 and will increase automatically on the first day of January of each year during the term of the 2018 ESPP by the number of shares equal to 0.8% of the total outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our board of directors or our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal No. 1—Election of Directors—2019 Director Compensation,” respectively, since January 1, 2019, the following are the only transactions or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, beneficial holder of more than 5% of our capital stock, or any member of their immediate family or any entity affiliated with any of the foregoing persons had or will have a direct or indirect material interest.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and Named Executive Officers. The indemnification agreements and our amended and restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “—Limitations on Liability and Indemnification Matters.”
Review, Approval or Ratification of Transactions with Related Parties
Our related party transactions policy requires that any related party transaction that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and governance committee.

REPORT OF THE AUDIT, RISK AND COMPLIANCE COMMITTEE
The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed,” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.
Our audit committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP our audited consolidated financial statements for the year ended December 31, 2019. Our audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the SEC.
Our audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from us.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.
Submitted by the Audit Committee
Elizabeth Nelson, Chair
Gregory C. Gretsch
Daniel Marriott

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at the Next Annual Meeting
Our amended and restated bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the attention of the Corporate Secretary at our principal executive offices, the address of which is Upwork Inc., 2625 Augustine Drive, Suite 601, Santa Clara, CA 95054.
To be timely for our 2021 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 5:00 p.m. Eastern Time on February 1, 2021 and not later than 5:00 p.m. Eastern Time on March 3, 2021. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our amended and restated bylaws.
Additionally, our amended and restated bylaws permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials for director nominees constituting up to the greater of two individuals or 20% of our board of directors, subject to reduction in certain circumstances, and subject to the stockholders and the nominees satisfying the requirements specified in our amended and restated bylaws. Our obligation to include director nominees in our annual meeting proxy materials is also subject to certain exceptions as set forth in our amended and restated bylaws. Written notice of the nomination(s) for our 2021 annual meeting of stockholders must be submitted to the attention of the Corporate Secretary at our principal executive offices, the address of which is Upwork Inc., 2625 Augustine Drive, Suite 601, Santa Clara, CA 95054, no earlier than 5:00 p.m. Eastern Time on January 2, 2021, and no later than 5:00 p.m. Eastern Time on February 1, 2021, subject to certain exceptions as set forth in our amended and restated bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2021 annual meeting of stockholders must be received by us not later than December 21, 2020 in order to be considered for inclusion in our proxy materials for that meeting. Proposals should be sent to our Corporate Secretary at our principal executive offices, together with proof of ownership of our common stock in accordance with Rule 14a-8 under the Exchange Act. We strongly encourage any stockholder interested in submitting a proposal to contact our Chief Legal Officer in advance of this deadline to discuss the proposal.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the year ended December 31, 2019, except that a Form 4 was not timely filed for Hayden Brown for an RSU award granted on May 3, 2019.
Annual Report
We will mail, without charge, upon written request, a copy of our annual report to stockholders, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Upwork Inc.
2625 Augustine Drive, Suite 601
Santa Clara, CA 95054
Attn: Investor Relations
Our annual report to stockholders is also available on the “Investor Relations” section of our website, which is located at https://investors.upwork.com under “SEC Filings” in the “Annual Reports” section of our website, or by following the instructions in the Notice of Internet Availability of Proxy Materials.
Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as future annual reports to stockholders and proxy statements are available on the internet, and you can submit your votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

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If you are a registered owner (meaning you hold our common stock in your own name through our transfer agent, Computershare Trust Company, N.A., or you are in possession of stock certificates): visit www-us.computershare.com/investor and log into your account to enroll.

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If you are a beneficial owner (meaning your shares are held by a brokerage firm, a bank, a trustee, or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee, or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare Trust Company, N.A., our transfer agent, at (800) 736-3001 or visit www-us.computershare.com/investor with questions about electronic delivery.
“Householding”—Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report to stockholders and other proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps in conserving natural resources.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report to stockholders and other proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of our annual report to stockholders and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by calling Broadridge at 1-866-540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report to stockholders and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report to stockholders and other proxy materials, you may contact our Investor Relations department at 2625 Augustine Drive, Suite 601, Santa Clara, CA 95054, Attn: Investor Relations, telephone number (650) 316-7500.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report to stockholders and other proxy materials who wish to receive only one copy in the future can contact their bank, broker, or other holder of record to request information about householding or our Investor Relations department at the address or telephone number listed above.

OTHER MATTERS
Our board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
By Order of the Board of Directors

Hayden Brown
President and Chief Executive Officer

UPWORK INC.2625 AUGUSTINE DRIVE, SUITE SANTA CLARA, CA 95054  VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 31, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/UPWK2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 31, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your signed and dated proxy card must be received prior to the Annual Meeting in order to be voted. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D13613-P33675 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. UPWORK INC.The Board of Directors recommends you vote FOR the following: 1. Elect the two Class II directors, each to serve a three-year term expiring at the 2023 Annual Meeting and until such director's successor is elected and qualified. Nominees: 01) Leela Srinivasan 02) Gary Steele The Board of Directors recommends you vote FOR the following proposals: 2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020. 3. Approve, on a non-binding advisory basis, the compensation of our named executive officers. The Board of Directors recommends you vote "1 YEAR" on the following proposal: 4. Select, on a non-binding advisory basis, the frequency of advisory votes on the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.  For Against Abstain! ! ! ! ! ! Abstain 3 Years 1 Year  2 Years ! ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date  Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.  UPWORK INC.Annual Meeting of Stockholders June 1, 2020 8:00 A.M. Pacific TimeThis proxy is solicited by the Board of DirectorsThe undersigned hereby appoints Hayden Brown and Brian Levey, or either of them, as proxies, each with the power to appoint her or his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of UPWORK INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Monday, June 1, 2020 at 8:00 A.M. Pacific Time by visiting www.virtualshareholdermeeting.com/UPWK2020, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side